                                                                    EXHIBIT 10.2


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                          MANAGEMENT SERVICES AGREEMENT



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

                                TABLE OF CONTENTS


                                                                                      Page
                                                                                      ----
Section 1.        Definitions............................................................1

Section 2.        Clinic Committee.......................................................7
         2.1      Formation and Operation of the Clinic Committee........................7
         2.2      Functions of the Clinic Committee......................................7
                  (a)      Annual Budgets................................................7
                           --------------
                  (b)      Physician Employment and Recruitment..........................7
                           ------------------------------------
                  (c)      Strategic Planning............................................8
                           ------------------
                  (d)      Capital Expenditures..........................................8
                           --------------------
                  (e)      Capital Improvements and Expansion............................8
                           ----------------------------------
                  (f)      Provider and Payor Relationships..............................8
                           --------------------------------
                  (g)      Ancillary Services............................................8
                           ------------------
                  (h)      Patient Fees; Collection Policies.............................8
                           ---------------------------------
                  (i)      Advertising...................................................8
                           -----------
                  (j)      Exclusions from Collections...................................8
                           ---------------------------
                  (k)      Other.........................................................8
                           -----

Section 3.        Obligations of Texas Sub...............................................9
         3.1      Provisions of Management Services......................................9
         3.2      Medical Offices........................................................9
         3.3      Furniture, Fixtures and Equipment......................................9
         3.4      Financial Planning and Goals..........................................10
         3.5      Business Office Services..............................................10
         3.6      Deposit of Collections................................................12
         3.7      Financial Reports.....................................................12
         3.8      Support Services......................................................13
         3.9      Administrator.........................................................13
         3.10     Personnel.............................................................13
         3.11     Clinic Professional Services..........................................14
         3.12     Patient and Financial Records.........................................15
         3.13     Marketing Services....................................................15
         3.14     Expansion of Clinic...................................................16
         3.15     Performance of Business Office Services...............................16
         3.16     Vendors...............................................................16
         3.17     Force Majeure.........................................................16
         3.18     Security Agreement....................................................17
         3.19     Payment of Metroplex Receipts.........................................20

Section 4.        Obligations of Metroplex..............................................20
         4.1      Work Ethic............................................................21
         4.2      Non-Clinic Expenses...................................................22
         4.3      Professional Standards................................................22
         4.4      Formation and Operation of the Compliance Committee...................22
         4.5      Provider and Payor Relationships......................................23
         4.6      Additional Documents..................................................23
         4.7      Restrictive Covenants.................................................23
         4.8      Professional Dues and Education Expenses..............................24
         4.9      Clinic Employee Benefit Plans.........................................24
         4.10     Covenants of Metroplex................................................25


Section 5.        Compensation; Payments. ..............................................26
         5.1      Texas Sub Compensation................................................26
         5.2      Payment of Clinic Expenses............................................27
         5.3      Accounts Receivable...................................................27
         5.4      Payments..............................................................28
         5.5      Deposit Arrangements..................................................28
         5.6      Accounting............................................................28

Section 6.        Term and Termination..................................................29
         6.1      Term..................................................................29
         6.2      Termination...........................................................29
         6.3      Remedies Upon Termination.............................................31
         6.4      Duties Upon Termination or Expiration of Agreement....................31
         6.5      Repurchase of Assets..................................................32

Section 7.        Representations and Warranties of the Parties.........................33
         7.1      Metroplex.............................................................33
                  (a)      Organization and Good Standing...............................33
                  (b)      No Violations................................................33
                  (c)      Financial Information........................................33
         7.2      Texas Sub.............................................................33
                  (a)      Organization and Good Standing...............................33
                           ------------------------------
                  (b)      No Violations................................................33
                           -------------

Section 8.        Insurance.............................................................34
         8.1      Insurance to be Maintained by Metroplex...............................34
         8.2      Insurance to be Maintained by Texas Sub...............................34
         8.3      Key Man Insurance.....................................................34

Section 9.        Rights Regarding Metroplex............................................35

Section 10.       Managed Care Contracting..............................................36

Section 11.       Practice Growth and Locations.........................................36

Section 12.       Assignment............................................................37

Section 13.       Compliance with Regulations...........................................38
         13.1     Practice of Medicine..................................................38
         13.2     Subcontracts..........................................................38

Section 14.       Independent Relationship..............................................38
         14.1     Independent Contractor Status.........................................38
         14.2     Referral Arrangements.................................................39

Section 15.       Confidential Information..............................................39

Section 16.       Miscellaneous.........................................................39
         16.1     Notices...............................................................39
         16.2     Additional Acts.......................................................40
         16.3     Governing Law.........................................................40
         16.4     Captions..............................................................40
         16.5     Severability..........................................................41


         16.6     Changes in Law........................................................41
         16.7     Integration and Modifications.........................................41
         16.8     No Rule of Construction...............................................41
         16.9     Counterparts..........................................................41
         16.10    Binding Effect........................................................41
         16.11    Costs of Enforcement..................................................41
         16.12    Relationship of Parties...............................................42
         16.13    Third Party Beneficiary...............................................42
         16.14    Arbitration and Mediation............................................ 32


EXHIBITS

2.2(c)            Two-Year Planning Objectives
3.3               Furniture, Fixtures and Equipment
4.1(b)            Physician Owner Employment Agreement
4.7(d)            Restrictive Covenant Exceptions

SCHEDULES

1(b)(x)           Contracts Not Assigned
1(p)              Annual Debt Obligations of Metroplex
4.7(b)            Nondesignated Metroplex Providers
4.9               Employee Benefit Plans
6.5(a)            Purchase Loan Amortization
11                Managed Care Contracting Services

                         MANAGEMENT SERVICES AGREEMENT



         MANAGEMENT SERVICES AGREEMENT (this "Agreement"), dated as of June 1, 1997 (the "Effective Date"), by and among METROPLEX HEMATOLOGY/ONCOLOGY ASSOCIATES, L.L.P., a Texas limited liability partnership ("Metroplex"), MHOA Texas I, L.L.C., a Texas limited liability company ("Texas Sub"), Physician Health Corporation, a Delaware corporation ("PHC") and each of the undersigned Metroplex Providers (as defined herein).


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, Texas Sub is in the business of providing healthcare management services to individual physicians and physician practice groups;

         WHEREAS, pursuant to an Asset Purchase and Contribution Agreement dated as of even date herewith, among Texas Sub, PHC, the Physicians (as defined therein) and their respective professional associations, and Metroplex (the "Purchase Agreement"), Texas Sub has agreed, among other things, to assume certain contracts and acquire certain assets of Metroplex;

         WHEREAS, Metroplex desires to utilize such assets in connection with the operation of the Clinic (as defined herein) and to engage Texas Sub to provide management services as described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

Section 1.        Definitions.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

                  (a) Account Debtors shall mean all customers of Metroplex, the insurance companies, or other payors responsible for Metroplex's customers and all other persons who are obligated or indebted to Metroplex in any manner, whether directly or indirectly, primarily or secondarily, contingently or otherwise, with respect to the Accounts.

                  (b) Accounts shall mean all existing and hereafter arising or acquired accounts, contract rights, instruments, documents, chattel paper, and obligations in any form owing to Metroplex arising out of the sale or lease of goods or the rendition of services by Metroplex and/or the Metroplex Providers, whether or not earned by performance; all credit insurance, guarantees, letters of credit, advices of credit, and other security for any of the above; all merchandise returned to or reclaimed by Metroplex or Metroplex Providers; and, Metroplex's Books relating to any of the foregoing.

                  (c) Affiliate shall mean with regard to any party hereto, a "Subsidiary" of such party, which is defined as any entity that is controlled by, in control of, or under common control with such party, directly or indirectly, or in which such party has a substantial equity interest, directly or indirectly, and (ii) any entity with which such party or any Subsidiary maintains a substantial operating affiliation by contract or otherwise, including, without limitation, a substantial contractual affiliation for managed care contracting purposes.

                  (d) Clinic shall mean the medical business operations managed by Texas Sub utilizing the physician services of Metroplex, regardless of the location where such services are rendered. It is the intent of the parties that Metroplex will be primarily focused on the provision of medical services specializing in hematology and oncology and related diagnostic and therapeutic radiology services.

                  (e) Clinic Expenses shall mean the operating and non-operating expenses incurred in the operation of the Clinic and the Medical Offices whether by Texas Sub or by Metroplex, including, but not limited to:

                      (i)    depreciation and amortization;

                      (ii) expenses associated with all employees and contract labor (but excluding independent contractor physicians) incurred in the operation of the Clinic (other than any Metroplex Providers, provided that any revenues which are generated by such individuals shall be included in Collections and provided that salaries, contractor payments and benefits related to such individuals shall be approved in advance in writing by Texas Sub);

                      (iii) expense incurred by Metroplex in the purchase of drugs and supplies;

                      (iv) obligations under leases or subleases for the Medical Offices and equipment used by the Clinic;

                      (v) taxes assessed against real and personal property used by and for the Clinic and costs incurred in the maintenance of such assets, including costs of maintaining and operating motor vehicles, except for those motor vehicles used by any physician or employee primarily for personal use;

                      (vi) advertising and marketing expenses as budgeted and reviewed by the Clinic Committee (as defined in Section
                  2.1 below);

                      (vii) interest expense on indebtedness related to the furniture, fixtures, equipment and other capital items used in connection with the operation of the Clinic;

                      (viii) interest expense on any working capital advances to
                  Metroplex by either Texas Sub or PHC;

                      (ix) $110,000 per year for a period of six years after the Closing Date, representing the amount approximately equal to the annual accrued but unpaid interest of the Metroplex Loans as of the Closing Date;

                      (x)    liabilities or obligations under those contracts
                  or agreements listed in Schedule 1(b)(x), which schedule lists
                                          ----------------
                  those obligations not assumed by Texas Sub because consent to such assignment was required pursuant to their terms but such consent was not obtained;

                      (xi) utility and telephone expenses relating to the Medical Offices;

                      (xii)  dues or fees payable to managed care
                  contracting organizations, independent practice associations or physician hospital associations as a result of participation with such entities;

                      (xiii) other expenses incurred by Metroplex or Texas
                  Sub in carrying out their respective obligations under this Agreement, except as otherwise provided herein;

                      (xiv) direct costs of Texas Sub or PHC employees reasonably allocable to the Clinic for the provision of services from the corporate office of PHC or Texas Sub, as reflected in an invoice provided to Metroplex by Texas Sub setting forth the time spent and services rendered;

                      (xv) $150,000 per year representing an amount equal to the salary, benefits or compensation payable to PHC;

                      (xvi) reasonable expenses of PHC employees incurred for travel to the corporate headquarters of Texas Sub for purpose of providing services to the Clinic;

                      (xvii) reasonable expenses of Texas Sub incurred in the provision of business, legal and financial services to Metroplex pursuant to Section 3.11(a) hereof;

                      (xviii) direct costs incurred by Physician Owners in
                  making speeches or other presentations related to the practice of medicine;

                      (xix) expenses incurred by Texas Sub or Metroplex in connection with the RIT Protocol, provided that the RIT Protocol has been approved by Texas Sub prior to the incurrence of such expenses; and

                      (xx) miscellaneous expenses, including laundry, waste disposal, patient services, office supplies and equipment, postage and delivery and employee recruiting expenses.

                      "Clinic Expenses" shall not include

                      (i) any overhead charges (including general administrative overhead not directly related to Clinic operations) of Texas Sub or any entity affiliated with Texas Sub (provided, however, that direct costs of Texas Sub or PHC employees who provide services to the Clinic from the offices of PHC or Texas Sub shall not be deemed to constitute overhead charges);

                      (ii) any federal, state or local income taxes of Metroplex or Texas Sub or the costs of preparing federal, state or local tax returns;

                      (iii)   any salaries, benefits or compensation
                  (including without limitation retirement plan contributions, workers compensation costs, health, disability and life insurance premiums and payroll taxes) payable with respect to Metroplex Providers;

                      (iv) physician licensure fees, board certification fees and costs of membership in professional associations for Metroplex Providers;

                      (v) costs of continuing professional education for Metroplex Providers;

                      (vi) costs associated with legal, accounting and professional services incurred by or on behalf of Metroplex other than as described in the first sentence of Section 3.11;

                      (vii) professional liability or malpractice insurance premiums, deductibles under such insurance policies, any and all costs and expenses incurred with respect to claims under such insurance policies; and liability judgments assessed against Metroplex or Metroplex Providers in excess of policy limits (except to the extent that liability results from the actions or omissions of Texas Sub employees or agents);

                      (viii)  direct personal expenses of Metroplex
                  Providers of a kind which Metroplex has historically charged to its Metroplex Providers (including, but not limited to, car allowances, costs of employees providing personal services to particular Physician Owners or other Metroplex Providers, and like expenses that are personal in nature);

                      (ix) any reimbursement of costs and expenses relating to the organization of Texas Sub;

                      (x) payment of principal and interest amounts due under the Receivables Note; and

                      (xxi) any costs associated with the development of the RIT Program not approved by Texas Sub pursuant to the RIT Protocol.

                  (f) COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (g) Collateral shall mean all property mortgaged, pledged or otherwise purported to be subject to a lien pursuant to the Professional Service Provider Security Agreement.

                  (h) Collections shall mean the amount calculated as follows: the total revenues collected on behalf of Metroplex for all services performed during the Fiscal Year (as defined in Section 5.1) by Metroplex and the Metroplex Providers, including revenues from professional medical services rendered to patients and from ancillary services conducted at the Clinic or elsewhere. All fees, compensation, monies and other things of value received or realized as a result of or in connection with the rendition of medical services by Metroplex and the Metroplex Providers, including but not limited to, fees and compensation for services rendered to patients and all income generated through consultation, shall be considered part of the total revenues collected on behalf of Metroplex for services performed by Metroplex and the Metroplex Providers. From and after the date of this Agreement, any fees, compensation, monies and other things of value received or realized by Metroplex by virtue of the Metroplex Providers rendering an opinion or advice or otherwise acting as an expert witness in connection with any litigation threatened or brought shall be considered part of the total revenues collected for services performed by Metroplex and the Metroplex Providers for purposes of calculating the amount to be paid as set forth in Section 5.1(a) hereof.

                  (i) DVI Purchase Loans shall mean the loans made to Texas Sub pursuant to (i) that certain loan agreement between DVI Business Credit Corporation ("DVIBC") and Texas Sub ("the DVIBC Loan Agreement"), and
         (ii) those six (6) certain loan agreements (collectively, the "DVIFS Loan Agreement") between DVI Financial Services Inc. ("DVIFS") and Texas Sub, each dated on or about the date hereof, and all amendments, renewals and restatements thereof.

                  (j) Incident to Personnel shall mean individuals who are employed or retained by Metroplex with respect to the Clinic because such employment or retention is required by contract, law or regulatory authority to obtain payment or reimbursement or otherwise, but shall not include the Physician Owners.

                  (k) Lien shall mean any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including any interest of a vendor under conditional sale contract or consignment, and any interest of a lessor of a capital lease.

                  (l) Medical Offices shall have the meaning assigned to such term in Section 3.1 below.

                  (m) Metroplex's Books shall mean all of Metroplex's books and records including, but not limited to, minute books, ledgers, records indicating, summarizing, or evidencing Metroplex's assets, liabilities and the Accounts; all information relating to Metroplex's business operations and financial condition; and, all computer programs, disks or tape files, printouts, runs and other computer-prepared information and the equipment containing such information; provided, however, that confidential patient records shall not be included therein, except to the extent otherwise not prohibited by law. Metroplex's chief executive office is located at 901 and 906 West Randol Mill Road, Arlington, Texas 76012. Metroplex maintains the Metroplex Books with respect to the Accounts at that address. Metroplex shall not maintain its chief executive office or the Metroplex Books with respect to the Accounts at any other location and shall not do so hereafter except with the prior written consent of Texas Sub.

                  (n) Metroplex EBITDA shall mean, for any period, the consolidated net income of Metroplex and its subsidiaries for such period, after all expenses and other proper charges except depreciation, amortization and income taxes, as determined in accordance with GAAP.

                  (o) Metroplex Providers shall mean the Physician Owners and all other physicians or professional associations or other clinical practice entities delivering professional medical services (or medical services incident thereto) through Metroplex.

                  (p) Metroplex Receipts shall mean, initially, an amount equal to $4,260,927.16 annually, which amount shall represent payment for (i) all annual salary, benefits or compensation payments to all Metroplex Providers, including payments to dependents of Metroplex Providers and payments on behalf of Metroplex Providers and their dependents arising out of COBRA continuation coverage; (ii) payment of the annual debt obligations of Metroplex listed on Schedule 1(p) hereto; and (iii) payroll taxes payable by Metroplex. The parties agree and acknowledge that the amount of the Metroplex Receipts shall be adjusted from time to time as provided in Section 12 hereof.

                  (q) Net Revenues shall mean gross revenues of Metroplex net of provisions for contractual adjustments, charity care and bad debt expense, as determined by Texas Sub on an accrual basis in accordance with generally accepted accounting principles, after consultation with Texas Sub's independent certified public accountants on no less than an annual basis.

                  (r) North Texas Service Area shall mean that geographical territory comprised of the following Texas counties: Archer, Baylor, Bosque, Brown, Callahan, Clay, Collin, Comanche, Cooke, Dallas, Denton, Foard, Eastland, Ellis, Erath, Fannin, Foard, Grayson, Hamilton, Hardeman, Haskell, Henderson, Hill, Hood, Hunt, Jack, Johnson, Jones, Kaufman, Knox, Mills, Montague, Navarro, Palo Pinto, Parker, Rockwall, Shackelford, Somervell, Stephens, Tarrant, Throckmorton, Van Zandt, Wichita, Wilbarger, Wise, and Young.

                  (s) PHC Expansion Borrowings shall mean those borrowings of PHC used to fund expansion of PHC or its subsidiaries.

                  (t) Physician Owners shall mean those physicians who are partners of, or who own the professional associations that are partners of, Metroplex.

                  (u) Repurchase Period shall mean that period commencing the date of this Agreement and ending on the date that the following conditions are first met: (i) PHC has either (a) consummated a registered initial public offering of its equity securities or (b) achieved a net worth of greater than $50,000,000, as reflected in its most recent balance sheet, and (ii) no PHC line of credit or other borrowing requires (a) a pledge of the assets of Texas Sub to secure such line of credit or other borrowing or (b) Metroplex to repurchase the Metroplex Assets upon termination of this Agreement.

                  (v) Secured Party shall mean DVI or any successor or assignee of DVI.

Section 2.        Clinic Committee.

         2.1 Formation and Operation of the Clinic Committee. PHC, Texas Sub and Metroplex shall establish a Clinic Committee (herein so called) which shall be responsible for advising Texas Sub and Metroplex in connection with the development of management and administrative policies for the overall operation of the Clinic. Texas Sub and Metroplex shall have equal representation on the Clinic Committee. PHC shall designate, in its sole discretion, three members of the Clinic Committee who shall represent Texas Sub, although at least one such designee shall be an employee of either Texas Sub or PHC. Metroplex shall designate, in its sole discretion, three members of the Clinic Committee who shall represent Metroplex, each of whom must be a Physician Owner. The act of a majority of the total number of members of the Clinic Committee shall be the act of the Clinic Committee. Physician Owners of Metroplex who are not members of the Clinic Committee shall be permitted to attend Clinic Committee meetings, unless the Clinic Committee otherwise determines or unless a majority of the Texas Sub designees object because it reasonably can be expected that the number of persons in attendance will interfere with the effective functioning of the Clinic Committee.

                  Texas Sub and Metroplex agree and acknowledge that it is not the function of the Clinic Committee to provide oversight or direction with respect to the medical decisions made by Metroplex and the Metroplex Providers. The Metroplex Providers shall at all times exercise independent medical judgment regarding the treatment of their patients and shall make medical decisions in light of their judgments regarding the best medical interests of their patients.

         2.2 Functions of the Clinic Committee. The Clinic Committee shall review, evaluate and make recommendations to Metroplex and Texas Sub regarding the following:

                  (a) Annual Budgets. All annual capital and operating budgets
                      --------------
         of Texas Sub shall be initially developed in accordance with Section
         3.4 hereof, and subject to review by the Clinic Committee, which may also make recommendations to Texas Sub with respect to any proposed changes therein. The annual capital and operating budgets of Texas Sub shall be subject to final review and approval by the Board of Directors of Texas Sub, such review and approval to be in accordance with the Bylaws of Texas Sub.

                  (b) Physician Employment and Recruitment. The Clinic Committee
                      ------------------------------------
         shall advise Metroplex as to the type of physicians and other personnel required for the efficient operation of the Clinic and provide consultation relative to the termination from employment of physicians and other personnel. The final authority with respect to the engagement of physicians (including, without limitation, the hiring, compensation and termination of employment of physicians) shall rest with Metroplex.

                  (c) Strategic Planning. The Clinic Committee shall make
                      ------------------
         recommendations regarding the development of long-term strategic planning objectives for the Clinic. Texas Sub and Metroplex agree that those items listed on Exhibit 2.2(c) attached hereto shall be planning objectives of the Clinic for the period following two years after the date hereof, and that Metroplex and Texas Sub shall use their best efforts to achieve the objectives listed thereto, provided, however, that in no event shall the failure to realize any such objective constitute a breach of any term or provision of this Agreement.

                  (d) Capital Expenditures. The Clinic Committee shall make
                      --------------------
         recommendations regarding the priority of major capital expenditures for the Clinic.

                  (e) Capital Improvements and Expansion. Any renovation and
                      ----------------------------------
         expansion plans and capital equipment expenditures with respect to the Clinic shall be reviewed by the Clinic Committee and with regard to economic feasibility, physician support, productivity and then current market conditions.

                  (f) Provider and Payor Relationships. Decisions regarding the
                      --------------------------------
         establishment or maintenance of relationships with institutional healthcare providers and payors shall be reviewed by the Clinic Committee.

                  (g) Ancillary Services. The Clinic Committee shall review and
                      ------------------
         make recommendations regarding Clinic-provided ancillary services based upon the pricing, access to and quality of such services. At the request of the Clinic Committee, Texas Sub shall conduct feasibility studies regarding the economic and legal ramifications of providing ancillary services.

                  (h) Patient Fees; Collection Policies. At least annually, the
                      ---------------------------------
         Clinic Committee shall review the fee schedule for all physician and ancillary services rendered in connection with the operation of the Clinic and shall review the policies regarding charity care and professional courtesy allowances. All final decisions on physician fees shall be made by Metroplex.

                  (i) Advertising. All advertising and other marketing of
                      -----------
         services performed at the Clinic, including design and erection of exterior signs, shall be subject to review by the Clinic Committee.

                  (j) Exclusions from Collections. The exclusion of any revenue
                      ---------------------------
         from Collections shall be subject to review by the Clinic Committee.

                  (k) Other. The Clinic Committee shall consider, review, and
                      -----
         make recommendations to Texas Sub and Metroplex with respect to any matters arising in connection with the operations of the Clinic which are not specifically addressed in this Agreement and as to which Texas Sub or Metroplex requests consideration by the Clinic Committee.

         Except as provided in Sections 4.5, 4.9, 10 and the penultimate sentence of Section 11 of this Agreement, it is acknowledged and agreed that recommendations of the Clinic Committee are intended for the advice and guidance of Texas Sub and Metroplex and that the Clinic Committee does not have the power to bind Texas Sub or Metroplex or approve in advance actions to be taken by Texas Sub or Metroplex. Where discretion with respect to any matter is vested in Texas Sub or Metroplex under the terms of this Agreement, Texas Sub or Metroplex, as the case may be, shall have ultimate responsibility for the exercise of such discretion notwithstanding any recommendation of the Clinic Committee. Texas Sub and Metroplex shall, however, take such recommendations of the Clinic Committee into account in good faith in the exercise of such discretion.

Section 3.        Obligations of Texas Sub.

         3.1 Provisions of Management Services. Texas Sub shall provide to Metroplex the management services, personnel, equipment and supplies provided for in this Section 3 (hereinafter collectively referred to as the "Management Services") or otherwise reasonably required for the operation of the Clinic. Texas Sub shall provide the Management Services at the medical offices of the Clinic as existing from time to time. The medical offices for which the Management Services will be provided are hereinafter referred to as the "Medical Offices". The locations of Medical Offices shall be agreed to by the parties from time to time.

         3.2 Medical Offices. Texas Sub shall pay all rent due from the Effective Date forward with respect to the leases regarding the Medical Offices and all costs of repairs, maintenance and improvements, telephone, electric, gas and water utility expense, premises liability insurance, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in connection with the operations of the Clinic, including, but not limited to, related real or personal property lease payments and expenses, taxes and insurance. Texas Sub shall consult with Metroplex (and Metroplex shall advise Texas Sub, as requested) with respect to the condition, use and needs of the Medical Offices, as expanded, improved or relocated from time to time. Without limitation of any provision of the Purchase Agreement, including, without limitation, the provisions regarding the assignment and assumption of leases, Texas Sub shall not be obligated to pay in excess of market rates pursuant to any lease for space or equipment or for any contracted service or purchased item; provided that nothing contained herein shall be construed to relieve Texas Sub of the obligations to pay rentals or other amounts payable under any lease or contract described in Schedule 3.19 of, and specifically assumed by Texas Sub under, the Purchase Agreement.

         3.3 Furniture, Fixtures and Equipment. Texas Sub agrees to provide those supplies and items of furniture, fixtures and equipment as are determined by Texas Sub, after consultation with Metroplex, to be necessary and/or appropriate for Metroplex's operations at the Medical Offices during the term of this Agreement (all such items of furniture, fixtures and equipment are collectively referred to hereinafter as the "FFE"), initially including those items identified on Exhibit 3.3; subject, however, to the following conditions:
                    -----------

                  (a) Metroplex shall have the use of the FFE only during the term of this Agreement and as between the parties hereto title to the FFE shall be and remain in Texas Sub at all times during such term.

                  (b) Texas Sub shall be responsible for all repairs, maintenance and replacement of the FFE, except for repairs, maintenance and replacement necessitated by the gross negligence of Metroplex, its employees and agents.

                  (c) Texas Sub hereby grants to Metroplex, unless this Agreement is terminated during the Repurchase Period or unless this Agreement is terminated by Texas Sub pursuant to Sections 6.2(a) or 6.2(b) of this Agreement, in which case the terms of this Section 3.3(c) will not apply, the option ("FFE Option") to acquire, after the expiration or termination of this Agreement, in its sole discretion, the FFE (together with the phone numbers acquired pursuant to the Purchase Agreement, if those numbers are still in use in connection with the Clinic at the time of exercise of the FFE Option) from Texas Sub for cash in an amount equal to the fair market value of the FFE. Fair market value shall be determined by an appraisal firm mutually agreed to by the parties and pursuant to a methodology deemed appropriate by such appraisal firm at the time of the valuation in light of valuation methodologies used for a going concern in the same or similar circumstances in comparable markets. In the event the parties are unable to agree on a single appraisal firm within thirty days after Metroplex gives notice of exercise of the FFE Option as required by this paragraph, then each party shall select an appraisal firm within ten days after the expiration of such thirty day period. The two appraisal firms shall within an additional ten days select a third appraisal firm. Each appraisal firm shall conduct its valuation within forty-five days after the selection of the final appraiser. In the event three appraisal firms are used, the average of the three appraisals shall be deemed the fair market value of the FFE. The determination of the sole appraiser, if a sole appraiser is used, shall be deemed the fair market value of the FFE. Exercise of the FFE Option by Metroplex shall be accomplished by written notice to Texas Sub within thirty days after the expiration or termination of this Agreement. In the event that Metroplex does not exercise the FFE Option within thirty days after written notice to Metroplex and the expiration or termination of this Agreement, Texas Sub shall have the right to retain, sell or otherwise dispose of the FFE upon whatever terms and conditions Texas Sub establishes. All appraisal fees incurred pursuant to this Section 3.3 shall be borne equally by Metroplex and Sub.

         3.4 Financial Planning and Goals. The parties, through the Clinic Committee, will prepare proposed annual capital and operating budgets for Metroplex and the Clinic, reflecting in reasonable detail anticipated revenues and sources and uses of capital for the growth and operation of Metroplex and the Clinic. The final capital and operating budgets of Metroplex and the Clinic must be approved by both Texas Sub and Metroplex, provided that Texas Sub shall be solely responsible for determining the amount of capital to be invested annually in assets used in the operation of the Clinic.

         3.5 Business Office Services. Subject to Section 3.16 below, regarding the use of third-party management services vendors, Metroplex hereby appoints Texas Sub as its manager and administrator of business functions and services related to Metroplex's services at the Clinic during the term of this Agreement. Texas Sub shall have the right to contract and deal otherwise with its affiliates in providing services required hereunder; provided that such transactions are on such terms and conditions as favorable to Metroplex as would be obtained from a third party. Without limiting the generality of the foregoing, in providing the Management Services, Texas Sub shall perform the following functions:

                  (a) Texas Sub shall evaluate, negotiate, and administer all managed care contracts on behalf of Metroplex and shall consult with Metroplex on all professional or clinical matters relating thereto.

                  (b) Texas Sub shall provide ongoing assessment of business activities, including product line analysis, outcomes monitoring, and patient satisfaction.

                  (c) Texas Sub shall be responsible for providing or causing to be provided all reasonably required medical and office supplies required in the day-to-day operation of the Clinic.

                  (d) Texas Sub shall use reasonable diligence in conducting its business office activities in a manner consistent with managing a first-class medical office facility.

                  (e) As Metroplex's agent, Texas Sub shall bill and collect from patients all professional fees for medical services and for ancillary services performed through the Clinic by Metroplex and the Metroplex Providers, including, but not limited to, the Physician Owners. Texas Sub will use its best efforts, diligently and in good faith, but consistent with all applicable laws, to collect accounts receivable resulting from medical services and ancillary services performed through the Clinic by Metroplex and the Metroplex Providers, and Texas Sub shall be free to take such actions as it reasonably deems appropriate in collection such accounts receivable. Metroplex and each of the undersigned Metroplex Providers hereby appoint Texas Sub as their agent for the term of this Agreement as their true and lawful attorney-in-fact for the following purposes:

                      (i) To bill patients in Metroplex's name and on Metroplex's behalf, and in the name and on behalf of all Physician Owners and other Metroplex Providers;

                      (ii) To collect accounts receivable generated by such billings in Metroplex's name and on Metroplex's behalf, and in the name and on behalf of all Physician Owners and other Metroplex Providers;

                      (iii) To receive, on behalf of Metroplex and all
                  Physician Owners and other Metroplex Providers, payments from patients, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by Metroplex and the Physician Owners and other Metroplex Providers, and Metroplex hereby covenants to forward such payments to Texas Sub for deposit;

                      (iv) To take possession of and endorse in the name of Metroplex or in the name of any Physician Owner or other Metroplex Provider any notes, checks, money orders, insurance payments and any other instruments received as payment of such accounts receivable for purpose of depositing the same in the Account (as hereinafter defined); and

                      (v) To collect in Metroplex's name and on its behalf, and in the name and on behalf of all Physician Owners and other Metroplex Providers, all other Collections.

                  (f) Texas Sub shall provide data processing services as are reasonably required by Metroplex, which services shall include but not be limited to data processing related to billing and collections, accounting, laboratory, radiotherapy, radiology and medical records transcription.

         3.6 Deposit of Collections. Subject to Section 5.5 hereof, during the term of this Agreement, all Collections collected shall be deposited directly into a bank account of which Metroplex shall be the owner and from which both Texas Sub and Metroplex shall have the right to make withdrawals (the "Account"), in the furtherance of this Agreement although, except as provided in
Section 5.4(a), Metroplex hereby agrees not to make withdrawals from the Account. Metroplex hereby appoints Texas Sub as its true and lawful attorney-in-fact to deposit in the Account all Collections collected and to make withdrawals from the Account to pay Texas Sub Compensation (as that term is hereinafter defined). Texas Sub shall maintain its accounting records in such a way as to clearly segregate Collections from other funds of Texas Sub, and the Account shall not be commingled with any other funds of Texas Sub or Metroplex. Metroplex and Texas Sub shall provide the bank where the Account is maintained with instructions with respect to the Account such that the Account is swept daily to two separate accounts, one solely in the name of Texas Sub (the "Texas Sub Account") and one solely in the name of Metroplex (the "Metroplex Account"). The funds shall be swept to these accounts as follows: (i) beginning on the first day of a month, 55% of the funds shall be swept to the Texas Sub Account, and 45% of the funds shall be swept to the Metroplex Account, until such time in any month as Metroplex shall have received an amount equal to one-twelfth of the Metroplex Receipts as then in effect, at which time (ii) 100% of such funds shall be swept to the Texas Sub Account for the remainder of the month. Metroplex and Texas Sub hereby agree to execute from time to time such documents and instructions as shall be required by the bank at which the Account is maintained and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions with respect to payment for the Management Services during any extended term of this Agreement.

         3.7 Financial Reports. Texas Sub shall maintain financial reports, as determined by the books and records of Texas Sub, with respect to the Clinic. Financial reports shall reflect the total gross revenues and Collections generated with respect to operations of the Clinic, as well as expenses and costs incurred in operating the Clinic. Texas Sub shall provide Metroplex with unaudited monthly financial reports within twenty business days after the end of each month and shall provide an audited year-end financial report of Clinic operations within 120 days after the end of each Fiscal Year, and all such reports shall be in a form reasonably acceptable to Metroplex. Metroplex shall have reasonable access to the books and records with respect to the Clinic during normal business hours for the purpose of confirming the matters set forth in the financial reports.

         3.8 Support Services. As part of Clinic Expenses, Texas Sub shall provide all reasonable and necessary transportation, computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, laundry, linen, janitorial and cleaning services and management services as determined by Texas Sub in consultation with Metroplex.

         3.9 Administrator. Subject to Section 3.16 below, regarding the use of third-party management services vendors, Texas Sub shall provide an Administrator to manage and administer all of the day-to-day business functions and services of the Clinic. The Administrator will be selected by Texas Sub after consultation with Metroplex. Metroplex shall have the right to request reassignment by Texas Sub of the Administrator, if, after having given Texas Sub notice and a reasonable opportunity to cure any complained of failure to perform, in Metroplex's reasonable judgment the Administrator is not adequately performing the required services, which judgment shall be made by reference to a mutually developed job description. Texas Sub shall determine the salary and fringe benefits of the Administrator, but shall consult with Metroplex with respect thereto.

         3.10 Personnel. Texas Sub shall provide such non-physician personnel as determined by Texas Sub, after consultation with Metroplex, to be reasonably necessary for the effective operation of the Clinic, subject, however, to the following:

                  (a) Except to the extent required by law, contract or regulatory authority to permit billing and collections or otherwise for such personnel to be employees of Metroplex, Texas Sub shall provide to Metroplex all nurses, transcriptionists, medical records personnel and other non-physician medical support personnel as reasonably requested by Metroplex and as shall be reasonably necessary for the operation of Metroplex's medical practice through the Clinic. As to the nursing and non-physician medical support personnel provided under this Section 3.10(a), Texas Sub shall determine the salaries and benefits of all such personnel, but shall consult with Metroplex with respect thereto. Texas Sub shall also recommend the assignment of all such personnel to perform services through the Clinic; provided, however, that Metroplex shall have the right to approve, based on professional competence and rapport with the Metroplex Providers and patients of the Clinic, the assignment of all non-physician medical support personnel to provide services through the Clinic and Texas Sub shall, at Metroplex's request, reassign and replace such personnel from time to time who are not, in Metroplex's reasonable judgment, adequately performing the required services. The foregoing shall not restrict Texas Sub's right to remove non-physician medical support personnel from the Clinic, although Texas Sub shall consult with Metroplex in that regard to the extent it is reasonably able to do so prior to removing any such personnel from the Clinic.

                  (b) Texas Sub shall provide to Metroplex all business office personnel, i.e., all clerical, secretarial, data processing, bookkeeping and collection personnel reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent that same are required for, and directly related to, the operation of the Clinic. As to the personnel provided under this Section, Texas Sub shall determine the salaries and fringe benefits of all such personnel, but shall consult with Metroplex with respect thereto.

                  (c) In exercising its judgment with regard to personnel as provided in Section 3.9 and this Section 3.10, Texas Sub and Metroplex agree to not discriminate against such personnel on the basis of race, religion, age, sex, disability, national origin or any other basis prohibited by law.

                  (d) In recognition of the fact that non-physician medical support personnel provided to Metroplex under this Agreement may perform services from time to time for others, this Agreement shall not prevent Texas Sub from performing such services for others or restrict Texas Sub from so using such personnel. Texas Sub will make every effort consistent with sound business practices to honor the specific requests of Metroplex with regard to the assignment of such personnel; provided, however, that except for non-physician medical support personnel (which shall be governed by Section 3.10(a) above), Texas Sub hereby retains the sole and exclusive decision-making authority regarding all such personnel assignments. To the extent that non-physician personnel may perform services from time to time for others, expenses regarding the employment of such personnel shall be allocated such that Metroplex does not bear an economic burden beyond the proportional time spent providing services for Metroplex. Further, Texas Sub agrees that it will not remove from service in Clinic operations non-physician medical support personnel for reasons of providing services in connection with other operations of Texas Sub, if to do so would substantially interfere with the patient care operations of Clinic.

         3.11     Clinic Professional Services.

                  (a) Texas Sub shall arrange for or render to Metroplex such business, legal and financial management consultation and advice as may be reasonably required or requested by Metroplex directly relating to physician licensure issues or the patient care operations of the Clinic. The cost of such services shall constitute a Clinic Expense.

                  (b) Unless such expenses are reimbursable under any insurance policy, Texas Sub shall reimburse Metroplex for its actually and reasonably incurred legal expenses to the extent such expenses are incurred by Metroplex in connection with the defense of a legal proceeding brought against Metroplex by a third party as the proximate result of the actions of Texas Sub in providing services hereunder.

                  (c) The foregoing Sections 3.11(a) and 3.11(b) shall not obligate Texas Sub to reimburse Metroplex with respect to legal expenses incurred as a result of the decision to enter into, enforce or terminate this Agreement. In addition, except as provided in Section 3.11(a), Texas Sub shall not be obligated to, nor be responsible for the rendering of any legal or tax advice or services or personal financial services to Metroplex or any employee, partner or agent of Metroplex.

         3.12 Patient and Financial Records. The following provisions shall apply to patient and financial records:

                  (a) Texas Sub shall maintain all files and records relating to the operation of the Clinic, including, but not limited to, customary financial records and patient files, provided that all patient medical records shall remain the property of Metroplex and shall be located at the Medical Offices (or as the volume of records warrants at an off-site central storage facility). The management of all files and records shall comply with all applicable federal, state and local statutes and regulations, and all files and records shall be located so that they are reasonably accessible for patient care. Upon the expiration or termination of this Agreement, Texas Sub shall make available to Metroplex and Metroplex shall have reasonable access to, the billing records of the Clinic, including the right to a magnetic media copy of all such billing records. Because Texas Sub will be involved in activities regarding the payment and collection of fees for medical services rendered by physicians and in other activities relevant to the management of appropriate purposes and personnel under the direction of physicians who are participating in the diagnosis, evaluation, or treatment of patients, Texas Sub will be given access to medical and financial records as reasonably required.

                  (b) Metroplex shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of Metroplex. Notwithstanding the preceding sentence, at such time as this Agreement terminates or is terminated, Metroplex will provide Texas Sub with copies thereof, at Texas Sub's expense, to the extent permitted by applicable law and reasonably required by Texas Sub. Texas Sub hereby agrees to preserve the confidentiality and security of such patient medical records and to use the information in such records only for the limited purposes necessary to perform the Management Services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of the Clinic. In no event may the patient medical records be used by Texas Sub or provided by Texas Sub to any third party whether during or after the term of this Agreement for the purpose of maintaining a legal action against Metroplex (except for an action between Texas Sub and Metroplex), or providing or assisting in the provision of medical services other than through Metroplex, to any person who is a patient of Metroplex, now or at any time during the term of this Agreement without the prior written direction of the patient whose record is involved or as otherwise required by law. Texas Sub shall be free at all times to comply with written and signed patient requests regarding the handling and transfer of medical records.

         3.13 Marketing Services. Texas Sub shall use its best efforts to market the services provided by Metroplex through the Clinic. Such marketing shall be directed to the general public and not to specific individuals, shall be undertaken in a tasteful manner, shall be in compliance with applicable laws and regulations regulating advertising by the medical profession and shall be subject to prior review and written approval by Metroplex, such approval not to be unreasonably withheld, although each physician in his or her discretion may reject any use of his name or likeness in such marketing efforts. The parties agree that at the option of Texas Sub, Texas Sub's name and/or logo may be included on any or all signage, letterhead, professional announcements and the like relating to the Clinic in such manner as Metroplex shall reasonably approve.

         3.14 Expansion of Clinic. As more fully set forth in Section 11 below, Texas Sub will, at Texas Sub's expense, assist Metroplex in attempting to establish satellite offices, as mutually determined by Texas Sub and Metroplex to be beneficial to the Clinic, and in developing relationships and affiliations with physicians and other specialists, hospitals, networks, HMO's, PPO's, etc. to assist in the continued growth and development of the Clinic. Metroplex will cooperate with Texas Sub in such efforts and use its best efforts to assist Texas Sub with respect thereto, to the extent it is able in light of its primary obligation to treat patients of the Clinic such that absences by Metroplex Providers for these services do not unduly burden the patient care activities of the Clinic. Additionally, Texas Sub recognizes that it is to the benefit of the community that appropriate healthcare resources are available in a coordinated and effective fashion. Accordingly, consistent with Texas Sub's and Metroplex's assessment of the community's need, Texas Sub will assist Metroplex in identifying additional equipment which is appropriate for the operation and expansion of the Clinic in an efficient and quality manner and that is also economically suitable. Texas Sub also shall be responsible for the replacement of obsolete or poorly functioning equipment.

         3.15 Performance of Business Office Services. Texas Sub shall perform its business office services hereunder in a commercially reasonable manner so as to meet the day-to-day requirements of the non-medical business functions of Metroplex's medical practice at the Medical Offices. Texas Sub may perform some or all of the business office functions of Metroplex at locations other than at the Medical Offices.

         3.16 Vendors. Texas Sub may provide Management Services through the use of a third-party vendor of such services or through the use of its own personnel or through a combination of the two methods. If at any time either Texas Sub or Metroplex reasonably becomes dissatisfied with a third-party provider of management services, a reasonably mutually acceptable replacement shall be furnished by Texas Sub. If Texas Sub shall engage a third-party vendor of services, such engagement shall not relieve Texas Sub from its ultimate responsibility for supervision and oversight of the delivery of Management Services and Texas Sub shall be vested with the ultimate decision-making authority in that regard. If a third-party vendor provides some or all of the comprehensive management services, that vendor will not be permitted to participate with Metroplex or Texas Sub in any third-party payor contracting arrangements as a provider of healthcare services, without the prior written consent of Texas Sub and Metroplex. Further, any such third-party vendor will be prohibited from participating as an owner, investor or otherwise, directly or indirectly, in a business involved in the provision of ancillary medical services in the service area of Texas Sub. Any such vendor will not be permitted to be an owner, investor, operator or manager, directly or indirectly, of any facility or service competitive with the activities of Texas Sub in any service area of Texas Sub. In the event that a vendor is engaged to provide management services, the terms and conditions of the management agreement will be negotiated at that time to the mutual satisfaction of all involved parties, provided, however, any such management agreement shall incorporate the principles restricting the activities of the management company as set forth in this Agreement.

         3.17 Force Majeure. As long as Texas Sub, on the one hand, and Metroplex, on the other hand, use reasonable diligence in its efforts to perform the services required by such party under this Agreement, such diligent party shall not be liable to the other party for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which the diligent party has no control for so long as such event continues and for a reasonable period of time thereafter.

         3.18     Security Agreement.

                  (a) As security for the payment and performance of all of the obligations and indebtedness of Metroplex to Texas Sub under this Agreement, Metroplex hereby pledges and assigns to Texas Sub, and grants to Texas Sub a first priority lien and security interest in, all the Accounts and all of Metroplex's right, title and interest in and to all of the Accounts, and the proceeds thereof, and replacements and accessions thereto, which lien and security interest is and shall remain first and prior and free and clear of all other mortgages, pledges, security interests, liens and other encumbrances thereon or on the transfer thereof. All Accounts shall include all rights to receive the payment of money or other considerations for professional services rendered, whether or not evidenced by or set forth in any present or future writing or document. Texas Sub may specifically assign and/or pledge all of its rights and interests under this Agreement and its security interest and all other rights, title and interest in the Accounts hereunder as security for third-party loans and other financing arrangements obtained by Texas Sub, including without limitation Texas Sub's operating line of credit revolver loan with its accounts receivable lender, including DVIBC and its term loan with DVIFS (DVIBC and DVIFS, together with any other lender that may receive such an assignment from Texas Sub being sometimes referred to herein as "Assignee"), and Metroplex will execute any documents reasonably requested for this purpose by Texas Sub. Any such Assignee shall have all of Texas Sub's rights and remedies, but none of Texas Sub's obligations, under this Agreement.

                  (b) In the event any one or more of the following events shall have occurred:

                      (i) If default shall be made in the due and punctual payment of all or any portion of any sum payable hereunder when and as the same shall become due and payable; or

                      (ii) If default shall be made in the due observance or performance of any covenant, agreement or condition to be observed or performed by Metroplex hereunder which default is not cured within thirty (30) days of receipt of written notice from Texas Sub; or

                      (iii) If (a) Metroplex shall (1) admit in writing its
                  inability to pay its debts generally as they become due, (2) file a petition or commence a voluntary case seeking relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy or insolvency law, or other similar law, (3) consent to the entry of an order for relief under any law listed in (2) above, or to the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Metroplex or of any substantial part of its property, (4) fail generally to pay its debts as such debts become due, or take corporate action in furtherance of any such action, (5) make an assignment for the benefit of its creditors, or (6) cease to be treated as a professional corporation or association under the laws of its jurisdiction of formation, or (b) an order for relief shall be entered in a voluntary or involuntary case under any law listed in this Subsection (b)(iii); or

                      (iv) If an involuntary case is commenced in respect of Metroplex under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy or insolvency law or other similar law, or a decree or order shall be entered by a court appointing a receiver, liquidator, assignee, trustee (or similar official) of Metroplex or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such involuntary case shall not be dismissed or such decree or order shall not be vacated or set aside or stayed within a period of thirty (30) days from the date of commencement of such case or entry of such decree or order, then an event of default (an "Event of Default") shall be deemed to have occurred hereunder.

                  (c) Upon the occurrence and continuation of any Event of Default which shall not have been cured within thirty (30) days following the date of such Event of Default, Texas Sub and/or Texas Sub's Assignee shall have the option to proceed as hereinafter provided:

                      (i) Texas Sub and its Assignee shall have the rights and remedies of a secured party under the Uniform Commercial Code of the State of California and under any and all other laws in addition to the rights and remedies provided herein;

                      (ii) Texas Sub or its Assignee may proceed to realize upon any and all rights in the Accounts. Any officer, employee or agent of Texas Sub shall have the right, at any time or times thereafter, in the name of Texas Sub or its nominee (including Metroplex), to verify the validity, amount, or any other matter relating to any Account, by mail, telephone, or otherwise; and all reasonable costs thereof shall be payable by Metroplex to Texas Sub;

                      (iii) Texas Sub or Assignee may at any time after the
                  occurrence of an Event of Default notify customers or Account Debtors that the Accounts have been assigned to Texas Sub or its Assignee or of Texas Sub's security interest therein and collect the same directly and charge all reasonable collection costs and expenses to Metroplex's account;

                      (iv) No discount, credit or allowance shall be granted by Metroplex to any Account Debtor;

                      (v) Texas Sub or its Assignee may settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms that Texas Sub considers advisable, and in such cases, Texas Sub will credit Metroplex's account with only the net amounts received by Texas Sub in payment of such disputed Accounts, after deducting all reasonable Texas Sub expenses incurred in connection therewith; and

                      (vi)  Texas Sub or its Assignee may:

                            (1) Notify Account Debtors to make payment on
                    Accounts directly to Texas Sub or its Assignee;

                            (2) Settle, adjust, compromise, extend or renew
                    Accounts, whether before or after legal proceedings to collect such Accounts have commenced;

                            (3) Prepare and file any bankruptcy proofs of claim
                    or similar documents against Account Debtor;

                            (4) Prepare and file any notice, assignment,
                    satisfaction, or release of Lien, UCC termination statement or any similar documents;

                            (5) Sell or assign Accounts, individually or in
                    bulk, upon such terms, and for such amounts, and at such time or times as Texas Sub or its assignee deems advisable;

                            (6) Complete the performance, if feasible, under any
                    contract or agreement, to which Metroplex is a party and out of which Accounts arise or may arise. Texas Sub may use and operate Metroplex's equipment for all such purposes; and

                            (7) (a) endorse Metroplex's name on all checks,
                    notes, drafts, money orders, or other forms of payment of security for Accounts; (b) sign Metroplex's name on drafts drawn on Account Debtors or issuers of letters of credit; and (c) notify the postal authorities in Metroplex's name to change the address for delivery of Metroplex's mail to an address designated by Texas Sub, receive and open all mail addressed to Metroplex, copy all mail relating to the Accounts and hold all other mail available for pickup by Metroplex;

     (d) Texas Sub shall not be required to marshal the Accounts, or resort to the Accounts at any particular time or in any particular order and all of Texas Sub's rights hereunder or any other agreement, instrument or document executed and delivered by Metroplex shall be cumulative and none of such rights shall be exclusive. Any of the proceeds of the Accounts received by Metroplex shall not, prior to distribution from the lock box be commingled with any other of property but shall be separated, held by it in trust as exclusive property of Texas Sub, and Metroplex will immediately deliver to Texas Sub by its checks, monies, or other proceeds of the Accounts received;

     (e) Metroplex shall remain fully liable for any balance of any sums owing by Metroplex to Texas Sub, remaining unpaid after application of any proceeds of the collection of the Accounts;

     (f) No waiver by, nor any failure or delay on the part of Texas Sub in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof shall in any way be, or be construed to be, a waiver thereof or to prevent Texas Sub's rights to later require the performance or observance of such covenants or conditions, otherwise prejudice Texas Sub's rights, powers or remedies;

     (g) To the extent not prohibited by applicable law, Metroplex hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption law now existing or which may hereafter exist which, but for this provision might be applicable to any sale made under any judgement, order or decree of any court, or otherwise, based on any sums owing by Metroplex to Texas Sub. Metroplex waives demand, protest, notice of protest, or dishonor, notice of payments and non-payments;

     (h) Metroplex hereby irrevocably waives any bonds and any surety or security with respect to any action by Texas Sub to take possession of or assert dominion or control over any item of the Accounts;

     (i) Metroplex will promptly execute, deliver, record, register or file all such financing statements, assignment pledges and other instruments as Texas Sub may reasonably request to create, evidence and perfect the liens and security interests granted herein. Metroplex will cause all security instruments, financing statements and other instruments to be duly registered, recorded and filed and to be duly re-registered, re-recorded and refiled at the times and in the places now or hereafter required by all applicable laws for the proper maintenance of the validity and priority of the security interest and liens given as described above. To the extent not prohibited by applicable law, Metroplex hereby authorizes Texas Sub to execute and file, in the name of Metroplex or otherwise, financing statements and assignments and amendments thereto which Texas Sub or assignee in its sole discretion deems necessary to further protect the security interest granted under this Agreement.

     3.19 Payment of Metroplex Receipts. Metroplex hereby agrees to pay the Metroplex Receipts as they come due. To the extent Metroplex is unable to pay the Metroplex Receipts as they fall due, PHC agrees to pay any such unpaid Metroplex Receipts, solely to the extent that Metroplex is unable to pay the same.

Section 4.        Obligations of Metroplex.

        4.1       Work Ethic.

                  (a) Metroplex shall enter into a Physician Owner Employment Agreement (herein so called) with each of the Physician Owners for a minimum term of five years; which Physician Owner Employment Agreement shall be subject to review and consultation by Texas Sub prior to their execution and delivery. Metroplex shall not take any action that would cause it to be in breach of any Physician Owner Employment Agreement.

                  (b) Each Physician Owner Employment Agreement, a form of which is attached hereto as Exhibit 4.1(b), contains certain provisions in
                              --------------
        Section 14 thereof, pertaining to the payment of liquidated damages to Metroplex in certain cases of early termination of such Physician Owner Employment Agreement (the "Liquidated Damages Provisions"). During the term of this Agreement, Metroplex shall not amend, alter or otherwise change, or allow the Physician Owner to amend, alter or otherwise change, any term or provision of any Physician Owner Employment Agreement without the prior written consent of Texas Sub, which consent shall not be unreasonably withheld.

                  (c) Metroplex hereby acknowledges that the terms and conditions of this Agreement and the Purchase Agreement were determined based upon numerous factors, including the agreement of the Physician Owners to remain employed by Metroplex pursuant to the terms of the Physician Owner Employment Agreements for a period of at least five (5) years. Accordingly, in the event that Metroplex shall be entitled to any liquidated damages (the "Liquidated Damages") pursuant to the terms of the Liquidated Damages Provisions, (i) at the request of Texas Sub, Metroplex shall assign to Texas Sub such causes of action and/or other rights it has in connection with the events and actions giving rise to the Liquidated Damages (the "LD Causes of Action") and shall cooperate with and provide reasonable assistance to Texas Sub with respect to the pursuit of the LD Causes of Action by Texas Sub, and (ii) at the request of Texas Sub, Metroplex shall seek any and all remedies at law or in equity that it may have available to it in connection with the LD Causes of Action. Texas Sub shall be entitled to receive all Liquidated Damages and/or other damages or amounts recovered in connection with the LD Causes of Action. The costs and expenses incurred by Metroplex or Texas Sub in connection with pursuing the LD Causes of Action shall be borne by Texas Sub. Nothing contained herein shall be construed to obligate Metroplex to pay Liquidated Damages to Texas Sub. In the event Metroplex elects to pay Liquidated Damages to Texas Sub, such payment by Metroplex to Texas Sub shall not relieve Metroplex of its obligation to assign the LD Causes of Action to Texas Sub. In the event that Metroplex pays Liquidated Damages to Texas Sub pursuant to the immediately preceding sentence and Metroplex has assigned the related LD Cause of Action to Texas Sub, Texas Sub shall prosecute such LD Cause of Action and if Texas Sub recovers such Liquidated Damages from the Physician Owner, Texas Sub shall reimburse Metroplex up to the amount paid to Texas Sub by Metroplex out of any Liquidated Damages so recovered.

                  (d) If the billings for professional services of any Physician Owner decline by 50% or more for any three-month period, as compared to the same period for the prior year, Metroplex shall immediately: (i) notify Texas Sub of this determination and (ii) consult with such Physician Owner to determine the cause of the decline in billings and take such corrective action as is necessary to increase the Physician Owner's billings. In the event that the billings for professional services of any Physician Owner decline by 50% or more for any six-month period, as compared to the same period for the prior year, and the aggregate billings for professional services of Metroplex decline by 10% or more in any such six-month period, as compared to the same period for the prior year, Texas Sub may enforce Texas Sub's rights as a third-party beneficiary to such Physician Owner's Employment Agreement.

        4.2 Non-Clinic Expenses. Metroplex shall be solely responsible for the payment of all costs and expenses incurred in connection with Metroplex's operations which are not Clinic Expenses.

         4.3 Professional Standards. It is expressly acknowledged by the parties to the Agreement that all medical services provided at the Medical Offices shall be performed by physicians duly licensed to practice medicine in the State of Texas or other appropriately trained and licensed personnel under the supervision of a physician. The professional services provided by Metroplex and the Metroplex Providers shall at all times be provided in accordance with applicable ethical standards, laws and regulations applying to the medical profession. Metroplex will take steps to resolve any utilization review or quality assurance issues which may arise in connection with the Clinic and Texas Sub shall cooperate with Metroplex in that regard. In the event that any disciplinary actions or investigations or professional liability actions are initiated or overtly threatened against any Metroplex Provider, Metroplex shall immediately inform Texas Sub of such action and the underlying facts and circumstances. Metroplex agrees to implement and maintain a program to monitor the quality of medical care provided by Metroplex, and Texas Sub shall, at its own expense, render administrative assistance to Metroplex on an as-requested basis to assist Metroplex in implementing and maintaining such program.

         4.4 Formation and Operation of the Compliance Committee. Texas Sub and Metroplex shall establish a Compliance Committee (herein so called) which shall be responsible for advising Texas Sub and Metroplex in connection with the development and administration of procedures designed to detect and deter potential violations of the Ethics Referrals Act, Medicare and Medicaid anti-kickback laws and other healthcare and federal laws applicable to the conduct of Metroplex's business. Texas Sub and Metroplex shall have equal representation on the Compliance Committee. Texas Sub shall designate, in its sole discretion, two members of the Compliance Committee. Metroplex shall designate, in its sole discretion, two members of the Compliance Committee. The act of a majority of the total number of members of the Compliance Committee shall be the act of the Compliance Committee. Physician Owners of Metroplex who are not members of the Compliance Committee shall be permitted to attend Compliance Committee meetings, unless the Compliance Committee otherwise determines or unless Texas Sub objects because it reasonably can be expected that the number of persons in attendance will interfere with the effective functioning of the Compliance Committee.

         4.5 Provider and Payor Relationships. Subject to Section 10 below regarding managed care contracting, Texas Sub shall decide, after consultation with Metroplex and consent of the majority of the members of the Clinic Committee who are designees of Metroplex, all matters relating to the establishment or maintenance of relationships with institutional healthcare providers and third-party payors, including, but not limited to, managed care programs, health maintenance organizations and preferred provider organizations. Notwithstanding the foregoing, Metroplex may determine that it shall not, and none of its Metroplex Providers shall be required to, participate with third party payors or utilize the services of any other healthcare providers if Metroplex reasonably objects in light of the quality of patient care services rendered by such providers or payors.

         4.6 Additional Documents. Metroplex shall require all Physician Owners and other Metroplex Providers to execute and deliver to Texas Sub such documents and instruments as are reasonably necessary to permit Texas Sub to meet its obligations hereunder and comply with applicable law, including, without limitation, its obligation to provide billing and collection services, reasonably satisfactory in form and substance to Texas Sub. Texas Sub shall execute and deliver to Metroplex such documents and instruments as are reasonably necessary to permit Metroplex to meet its obligations hereunder and comply with applicable law, reasonably satisfactory in form and substance to Metroplex.

         4.7 Restrictive Covenants.

             (a) Metroplex acknowledges and agrees that the services to be provided by Texas Sub hereunder are feasible only if Metroplex operates a vigorous medical practice to which its Physician Owners have devoted their full professional time and attention. Accordingly, Metroplex agrees that, during the term of this Agreement, it shall not, without the prior written consent of Texas Sub, establish, operate or provide medical services, unless fees generated for such services constitute Collections.

             (b) In addition, and except for those persons listed on Schedule
                                                                     --------
         4.7(b) attached hereto and made a part hereof, Metroplex hereby agrees,
         ------
         and Metroplex shall cause, each Physician Owner and other

         Metroplex Providers designated by the Clinic Committee ("Designated Metroplex Providers") to agree in writing not to, directly or indirectly, establish, operate or provide medical services, without the prior written consent of Texas Sub, at any medical office, clinic or other healthcare facility during the term of this Agreement, unless fees generated for such services constitute Collections, and further if, such person shall cease to be a Physician Owner or a Designated Metroplex Provider, as the case may be, for a period of two (2) years following the termination of the professional relationship between such person and Metroplex, such Physician Owner or Designated Metroplex Provider agrees not to establish, operate, or provide medical services, without the prior written consent of Texas Sub, at any medical office, clinic or other healthcare facility within a 25-mile radius of (i) 900 West Randol Mill Road, Arlington, Texas, (ii) Baylor Grapevine Medical Center, Grapevine, Texas and (iii) any other site in the North Texas Service Area designated in writing by the Board of Directors of Texas Sub. Texas Sub shall be expressly named as a third-party beneficiary to the restrictive agreements between Metroplex and each Physician Owner. Notwithstanding the foregoing and subject the provisions of Section 6.5(d), the restrictive covenants described in this Section 4.7(b) shall be of no force or effect if this Agreement shall be terminated by Metroplex pursuant to Sections 6.2(c)(i), (ii) or 6.2(d) below. Nothing contained herein shall be construed to cause Metroplex or any Physician Owner to be liable for any damages relating to the enforceability of any covenant against competition with any Designated Metroplex Provider.

                  (c) Texas Sub and Metroplex acknowledge and agree that Texas Sub's remedy at law for any breach or attempted breach of the foregoing provisions will be inadequate and Texas Sub shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or attempted breach, in addition to any other remedies which might be available at law or in equity. In the event that the duration, scope or geographic area contemplated by the foregoing provisions is determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

                  (d) It is further mutually understood and agreed that Metroplex and its Physician Owners shall devote all of their professional time to their practice in connection with the Clinic, except to the extent listed on Exhibit 4.7(d) hereto.
                                        --------------

         4.8 Professional Dues and Education Expenses. Metroplex and the Metroplex Providers shall be solely responsible for all costs and expenses associated with membership in professional associations, professional licensure fees, board certification fees and continuing professional education. Metroplex shall ensure that each of the Metroplex Providers participates in such continuing medical education activities as are necessary for such persons to remain current in their respective specialties, including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.

         4.9 Clinic Employee Benefit Plans.

             (a) Effective on the date hereof, Texas Sub shall take all necessary actions to become a participating employer with respect to Texas Sub's employees in the employee benefit plans sponsored by Metroplex which are listed on Schedule 4.9 (the "Clinic Plans"). Metroplex shall take all necessary actions to permit Texas Sub to become a participating employer in the Clinic Plans; provided, however, that participation of any persons no longer employed by Metroplex in any self-funded health benefit plan within the meaning of ERISA shall be not be permitted. Health insurance benefits after the execution of this Agreement shall be provided for former employees of Metroplex who become employees of Texas Sub either under the provisions of COBRA or by alternative means determined by mutual agreement that are not in violation of applicable federal or state laws. Within 360 days from the Effective Date, Texas Sub will make available for the benefit of the employees for both Texas Sub and Metroplex, an insured group health benefit plan featuring benefits and premiums substantially the same as those available on the Effective Date. Nothing contained herein shall be construed to obligate Texas Sub to pay premiums allocable to the benefits of Metroplex employees

                  (b) Texas Sub and Metroplex agree to cooperate with each other in the administration of the Clinic Plans and agree to administer the Clinic Plans in such a manner as to ensure the continued favorable tax qualification of any Clinic Plan intended to be so qualified and to ensure that the Clinic Plans, as adopted by Texas Sub and by Metroplex, are administered in accordance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"). In the event of any disagreement between Texas Sub and Metroplex concerning the establishment, amendment or termination of the Clinic Plans or any other employee benefit plan, such dispute shall be resolved finally and conclusively by the Clinic Committee, and Texas Sub and Metroplex agree to comply with the final decisions of the Clinic Committee.

                  (c) With respect to all employees of Texas Sub as of the date hereof who were employed by Metroplex immediately prior to the date hereof, such employees shall receive credit with Texas Sub (and with respect to Texas Sub's adoption of the Clinic Plans) for eligibility and vesting purposes to the extent such credit was recognized by Metroplex (or with respect to Metroplex's adoption of the Clinic Plans).

                  (d) Neither Texas Sub nor Metroplex shall adopt, amend or terminate any employee benefit plan, including a Clinic Plan, without the prior written approval of the Clinic Committee which approval will not be unreasonably withheld.

                  (e) Administrative expenses incurred in connection with the Clinic Plans, including without limitation the compensation of counsel, accountants, corporate trustees and other agents, shall be treated as Clinic Expenses for purposes of this Agreement.

                  (f) Texas Sub and Metroplex agree to provide the Clinic Committee information upon request concerning the amount and cost of benefits provided under their respective adoptions of the Clinic Plans. The Clinic Committee shall have the authority to impose adjustments to such benefit amounts and costs if necessary to comply with the Code and ERISA, and Texas Sub and Metroplex agree to make such adjustments as may be imposed by the Clinic Committee in a timely manner.

                  (g) Notwithstanding the foregoing provisions of this Section
         4.9 (except the last sentence of subsection 4.9(b) above), Metroplex may cease participating in any Clinic Plan, and, at its sole discretion, adopt its own separate employee benefit plan(s) (which shall not constitute Clinic Plan(s)) to the degree that the aggregation and qualification requirements under Code section 401(a) and 414 (or similar Code sections) permit Metroplex to adopt its own employee benefit plan(s) without adversely affecting the qualification of the Clinic Plans.

         4.10     Covenants of Metroplex.

                  (a) Metroplex shall use its best efforts to maintain certification for, and avoid suspension or termination from, participation in Medicare and Medicaid programs.

                  (b) Metroplex shall not incur any debt for borrowed funds or capital lease obligations without the prior written consent of PHC.

                  (c) Metroplex shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances:

                      (i) as may from time to time be necessary or as a Secured Party may from time to time reasonably request to establish, preserve, protect, and perfect the estate, right, title, and interest to the Collateral (including Collateral acquired after the date hereof) including first priority liens thereon; and

                      (ii) as a Secured Party may from time to time reasonably request to establish, preserve, protect, and perfect a first priority lien on the Receivables now owed or hereafter acquired that are not Collateral on the date hereof.

                  (d) Metroplex will use its best efforts to assist Texas Sub in keeping accurate and complete records of its Receivables.

                  (e) At the request of the Secured Party, Metroplex will appoint the Secured Party as its attorney-in-fact for the purpose of collecting Receivables, consistent with any limitations provided by law and will cooperate with the Secured Party in signing or otherwise providing notices to third party payors with respect to this agency.

 Section 5.       Compensation; Payments.

         5.1      Texas Sub Compensation.

                  (a) As compensation to Texas Sub (the "Texas Sub Compensation") for the services to be performed by Texas Sub under this Agreement, and all capital expenditures and credit enhancements to be undertaken by Texas Sub on behalf of Metroplex, for a calendar year (a "Fiscal Year"), Texas Sub shall be paid (i) 12% of Net Revenues (the "Texas Sub Fee") and (ii) 55% of the amount of Net Revenues exceeding an amount equal to the sum of the Metroplex Receipts, the Texas Sub Fee and the total amount for Clinic Expenses recorded by Texas Sub on an accrual basis and reflected on the financial reports prepared by Texas Sub pursuant to Section 3.7 hereof during such Fiscal Year (it being understood that (i) Metroplex shall be entitled to retain 45% of such excess (the "Metroplex Additional Receipts") and (ii) Collections retained by DVIFS or DVIBC from a lock box account established by DVIBC to satisfy Texas Sub's obligations for payment of funds pursuant to the DVI Purchase Loans shall be considered paid out of the Texas Sub Fee, and not out of the Net Revenues). Texas Sub and Metroplex agree that the Texas Sub Compensation was established only after a thorough examination and analysis of the cost of the provision of Management Services, and the parties agree that this is a reasonable charge in light of the value of the services and facilities furnished by Texas Sub. To the extent that Metroplex conducts revenue producing activities during the term of this Agreement as provided in Section 6.1, which activities were not conducted by Metroplex on the date of this Agreement, the parties shall negotiate in good faith an appropriate division of such revenues. In the event the parties are unable to agree upon an appropriate revenue division, such dispute shall be settled in accordance with Section 16.15 hereof.

                  (b) For any period covered by the term of this Agreement that is not a full Fiscal Year, the calculations of Collections, the Texas Sub Fee, the Metroplex Receipts, the Metroplex Additional Receipts and the amount to be paid to Texas Sub pursuant to subsection 5.1(a)(ii) (regarding a portion of the Net Revenues) above shall be made on a prorated basis for the portion of the calendar year covered by this Agreement.

                  (c) Metroplex shall have reasonable access during normal business hours to Texas Sub's books and records related to the provision of Management Services for the purposes of verifying the Collections and the amount of Clinic Expenses. Further, the Agreement is established based on the following principles:

                      (i) Texas Sub shall use its best efforts, diligently and in good faith to manage the Clinic at the lowest practicable market-competitive rate taking into account the management fee charged by other managers of physician practices managing an efficiently and effectively operated physician group practice.

                      (ii) Metroplex agrees to take reasonable and appropriate actions to reduce its overall expenses of operation and will support and cooperate with Texas Sub in its efforts in this regard, with the understanding that no actions will be taken that will jeopardize the quality of patient care, or unnecessarily or unreasonably diminish the quality of the working conditions or the customary aspects of the practice.

         5.2 Payment of Clinic Expenses. Texas Sub shall pay all Clinic Expenses as they fall due; provided, however, that Texas Sub may, in the name of and on behalf of Metroplex, contest in good faith any claimed Clinic Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Clinic Expenses. Texas Sub shall be entitled to satisfy all Clinic Expenses out of Collections. Texas Sub agrees to indemnify and hold Metroplex harmless from and against any liability, loss, damages, claims, causes of action and reasonable expenses of Metroplex resulting from Texas Sub's contest of any Clinic Expenses. Metroplex shall not be required to pay any Clinic Expense, and Texas Sub shall reimburse Metroplex for any Clinic Expenses paid by Metroplex.

         5.3 Accounts Receivable.

         (a) Metroplex shall cooperate with Texas Sub and execute all necessary documents in connection with the pledge of accounts receivable to Texas Sub or at Texas Sub's option, its lenders. All collections in respect of accounts receivable shall be deposited in the Account. To the extent Metroplex comes into possession of any payments in respect of such accounts receivable, Metroplex shall transfer such payments to Texas Sub for deposit in the Account and as further security for Texas Sub advances.

         5.4 Payments.

             (a) On a monthly basis, Metroplex shall be entitled to retain the lesser of (i) one-twelfth of the Metroplex Receipts or (ii) Collections collected for such month. It is understood by the parties that Metroplex's right to receive its monthly portion of the Metroplex Receipts is cumulative and is not limited by a shortfall in the Account in any month. Notwithstanding anything in this Agreement to the contrary, should Metroplex not receive the amount it is entitled to retain pursuant to this Section 5.4(a), upon two days prior written notice to Texas Sub, Metroplex shall have the right to make one or more distributions to itself from the Account until an amount equal to the amount owing is received by Metroplex.

             (b) Texas Sub may withdraw from the Account on a monthly basis the Texas Sub Fee for the preceding month and on an annual basis the remainder, if any, of the compensation due Texas Sub pursuant to
         Section 5.1(a). It is understood by the parties that Texas Sub's right to receive the Texas Sub Fee is cumulative from month to month and year to year, and is not limited by a shortfall in the Account in any month or year, but is subject to payment of the amount due under Section 5.4(a) above.

             (c) Nothing contained herein shall be construed to require either Metroplex or Texas Sub, as the case may be, to satisfy the obligation to pay the Texas Sub Fee or the Metroplex Receipts, as the case may be, from any source other than Collections.

             (d) Subject to the sweep provisions contained in Section 3.6 hereof and the override provisions of Section 5.4(a) hereof, payments shall be made in accordance with the following priorities: (i) Metroplex Receipts; (ii) Clinic Expenses and (iii) Texas Sub Fee.

         5.5 Deposit Arrangements. The parties agree that, for the term of the DVIBC Loan Agreement, the provisions of Sections 3.5, 3.6, 4.10(e), 5.1 and 5.4 relating to the Accounts and Collections and payments to Metroplex of the Collections from Accounts generated prior to the Effective Date are subject to
Section 2.6 of the DVIBC Loan Agreement relating to the deposit of all payments on the Accounts into certain lock box accounts, and that, except for Collections from Medicare and Medicaid, no Collections shall be deposited directly into any bank account owned by Metroplex or Texas Sub. The establishment of such lock box accounts and procedures, obligations pertaining thereto are subject to the terms of the DVIBC Loan Agreement.

         5.6 Accounting. Within one hundred twenty (120) days after the end of each Fiscal Year, Texas Sub shall deliver to Metroplex an accounting of the Collections for such Fiscal Year. In addition, within one hundred fifty

(150) days after the Effective Date, and monthly thereafter Texas Sub shall deliver to Metroplex an accounting of the Collections for that period of time (the "Initial Period") from the Effective Date through a date thirty (30) days prior to such accounting. Such accounting shall specify the amount of Collections during the Initial Period attributable to services performed by the Metroplex Providers prior to the date of this Agreement (the "Prior Closing Collections Amounts"). Within thirty days after each such accounting Prior Closing Collections Amounts received and identified in such accounting has previously been remitted to Metroplex (to the extent not previously remitted).

Section 6.   Term and Termination.

     6.1 Term. The initial term of this Agreement shall be for a period of forty (40) years commencing on the Effective Date and ending forty (40) years later. This Agreement will be extended for separate and successive five-year periods (each such five-year period referred to hereinafter as an "extended term"), under such terms and conditions as stated herein with respect to any such extended term; provided that either party may elect to not renew this Agreement by sending the other written notice of non-renewal not less than 120 days prior to the expiration of the then effective term or extended term.

     6.2     Termination.

             (a) Texas Sub may terminate this Agreement, and have no further liability or obligation hereunder, upon the occurrence of one or more of the following events:

                 (i) No Texas Sub Fee is paid to Texas Sub for a period of two consecutive years.

                 (ii) Metroplex is involuntarily suspended or terminated (without right of further appeal) from participation in the Medicare or Medicaid programs or Metroplex withdraws from participation in the Medicare or Medicaid programs as a result of regulatory investigation.

                 (iii) Metroplex voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Metroplex is the subject of an involuntary petition in bankruptcy which is not set aside within 60 days of its filing.

                 (iv)  The representations and warranties made by Metroplex in
             Section 7.1 of this Agreement are not true and correct in all material respects or Metroplex is not organized as "a group practice" under applicable state and federal law and such falsity or failure is not cured within 30 days of notice of the same from Texas Sub to Metroplex.

             (b) In addition to the foregoing, Texas Sub may terminate this Agreement, and have no further liability or obligation hereunder, if Metroplex materially breaches any term or condition of this Agreement, and such cessation or breach continues uncured for a period of 60 days after Metroplex's receipt of written notice specifying such breach; provided, however, that if at the end of such 60 day period Texas Sub does not believe that the breach has been cured, Texas Sub shall, prior to having the right to terminate, submit the following issues directly to arbitration in accordance with Section 16.15(b) hereof: (i) whether Metroplex has materially breached this Agreement and (ii) the amount of income Texas Sub has foregone as the result of such breach, without giving effect to consequential or punitive damages (the "Texas Sub Lost Income Amount"). Should (a) such arbitration determine finally that Metroplex has materially breached any term or condition of this Agreement and (b) Metroplex fails to pay Texas Sub the Texas Sub Lost Income Amount within 30 days after receipt of written notice specifying the Texas Sub Lost Income Amount, Texas Sub may terminate this Agreement by delivery of written notice to Metroplex.

        (c) Metroplex may terminate this Agreement, and have no further liability hereunder, upon the occurrence of one or more of the following events:

             (i) Texas Sub fails to make any payment required herein, other than a payroll obligation, (a "Financial Breach"), and (a) such Financial Breach remains uncured for a period of 60 days after Texas Sub's receipt of a written notice specifying such breach and (b) Metroplex provides DVIFS with 15 days prior notice of such breach and of Metroplex's intent to terminate this Agreement hereunder.

             (ii) Texas Sub materially breaches any payroll obligation required herein and (a) such breach remains uncured for a period of 15 days after Metroplex's receipt of a written notice specifying such breach and (b) Metroplex provides DVIFS with 15 days prior notice such breach and of Metroplex's intent to terminate this Agreement hereunder.

             (iii) Texas Sub voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Texas Sub is the subject of an involuntary petition in bankruptcy which is not set aside within 60 days of its filing.

             (iv) Metroplex assumes both (i) the operation of the FFE and (ii) the obligations of Texas Sub under the DVIFS Loan Agreement (the "Obligations") pursuant to that certain Assumption Agreement dated June 16, 1997 between DVIFS and Metroplex (the "Assumption Agreement").

         (d) In the event that Metroplex determines that there has been a material breach by Texas Sub of the terms of this Agreement, other than those specified in Section 6.2(c) hereof (a "Nonfinancial Breach"), and such Nonfinancial Breach remains uncured for a period of 60 days after Texas Sub's receipt of a written notice specifying such breach, Metroplex shall, prior to having the right to terminate, submit the following issues directly to arbitration in accordance with Section 16.15(b) hereof: (i) whether Texas Sub has materially breached this Agreement and (ii) if Texas Sub has materially breached this Agreement, the amount of income Metroplex has foregone as a result of the Nonfinancial Breach, without giving effect to consequential or punitive damages (the "Metroplex Lost Income Amount"). Should (a) such arbitration determine finally that Texas Sub has materially breached this Agreement, (b) Texas Sub fail to pay to Metroplex the Metroplex Lost Income Amount within 30 days after Texas Sub's receipt of written notice specifying the Metroplex Lost Income Amount and (c) Metroplex provide DVIFS with 15 days prior notice of Metroplex's intent to terminate this Agreement hereunder, Metroplex may terminate this Agreement by delivery of written notice to PHC and Texas Sub.

         (e) The parties acknowledge that they have entered into this Agreement based upon their mutual expectations that neither party has committed or will commit any act that will cause it to be suspended or prohibited from participation in the Medicare/Medicaid programs or excluded from entering into healthcare provider agreements with any material portion of the managed care or healthcare insurance industry. In the event of any such suspension, prohibition or exclusion, either party may terminate this Agreement effective thirty days after written notice to the other party.

     6.3 Remedies Upon Termination. In the event that this Agreement shall be terminated pursuant to Section 6.2, the payments under Section 5 shall be prorated between the parties to reflect any partial Fiscal Year. Texas Sub shall disburse funds for such payment from the Account on the effective date of termination. If this Agreement is terminated pursuant to Sections 6.2(a)(ii), 6.2(a)(iv), 6.2(b), 6.2(c)(i), 6.2(c)(ii), 6.2(c)(iii) or 6.2(d) hereof, the non-breaching party may pursue such other legal or equitable relief as may be available in addition to such proration.

     6.4 Duties Upon Termination or Expiration of Agreement. Upon expiration or termination of this Agreement, Metroplex and Texas Sub hereby agree to perform, in addition to their obligations provided for elsewhere in this Agreement and continuing after such termination or expiration of this Agreement, such steps as are otherwise customarily required to wind up their relationship under this Agreement in as orderly a manner as possible, including, without limitation, Texas Sub's provision to Metroplex of patient billing records. Metroplex hereby acknowledges and agrees that, upon termination or expiration of this Agreement: (a) Texas Sub shall retain all right, title and interest in and to all of its proprietary software and systems, including software and systems licensed by Texas Sub from others, used in connection with the Management Services; and (b) Metroplex is responsible for obtaining its own software and systems to take over the Management Services from Texas Sub. Upon expiration or termination of the Agreement and payment of all amounts due to Metroplex hereunder through the date of expiration or termination, Metroplex shall, upon prior written notice to DVIBC, fully and completely assign to Texas Sub the outstanding accounts receivable of Metroplex generated pursuant to this Agreement as compensation for Texas Sub's services up to and through the date of termination or expiration, and Metroplex (and its Physician Owners and other Metroplex Providers) shall fully cooperate with Texas Sub in Texas Sub's efforts to collect such accounts receivable and Metroplex (and its Physician Owners and other Metroplex Providers) in that regard shall execute and deliver any reasonably necessary documents to permit Texas Sub to assume such receivables and realize upon them.

         6.5  Repurchase of Assets.

         (a) If this Agreement is terminated during the Repurchase Period, except pursuant to Section 6.2(c)(iv) hereof, Metroplex shall purchase from Texas Sub all of the FFE for cash in an amount (the "Metroplex Buyout Amount") equal to the lesser of (i) $13,000,000 or (ii) the balance of the DVI Purchase Loans at the Termination Date (as hereafter defined), assuming the reduction of principal balance occurring between June 16, 1997 and the date of termination of this Agreement (the "Termination Date") pursuant to the amortization schedule attached hereto as Schedule 6.5(a). In no event, however, shall the Metroplex
                   ---------------
Buyout Amount be less than the fair market value of the FFE. Beginning on the seventh anniversary of the date of this Agreement, the Metroplex Buyout Amount shall equal the fair market value of the FFE.

              (b) Upon receipt of the Metroplex Buyout Amount by Texas Sub, Texas Sub shall transfer and assign all of the FFE to Metroplex free and clear of liens, other than liens securing PHC Expansion Borrowings, provided, however, that on the date of transfer of the FFE (the "FFE Transfer Date"), the PHC Expansion Borrowings secured by liens on the FFE shall not exceed $13,000,000. In addition, in the event of the purchase of all the FFE by Metroplex pursuant to this Section 6.5(b).
                                                               --------------

              (c) Fair market value of the FFE and the Metroplex Buyout Amount, as applicable, shall be determined by a nationally recognized accounting firm capable of making such determinations and chosen by Metroplex from a list of three such firms submitted by Texas Sub. Metroplex shall submit its choice of such firms in writing no later than five days after receipt of such list from Texas Sub. Texas Sub and Metroplex shall bear the cost of such determination equally.

              (d) The restrictive covenants contained in Section 4.7(b) of this
                                                         --------------
         Agreement shall terminate and Texas Sub shall cease to be a third-party beneficiary to any Physician Owner Employment Agreement upon payment at any time by Metroplex of the Metroplex Buyout Amount in accordance with
         Section 6.5(a) or upon termination of this Agreement pursuant to
         --------------
         Section 6.2(c)(iv) hereof. If Metroplex does not remit the Metroplex
         ------------------
         Buyout Amount in accordance with Section 6.5(a) hereof to Texas Sub
                                          --------------
         within six months after determination of the Metroplex Buyout Amount, the provisions of Section 4.7 of this Agreement shall survive in their
                           -----------
         entirety for a period of two years following the Termination Date and Texas Sub may dispose of all or any of the FFE in any manner that Texas Sub shall determine in its sole discretion.

              (e) If this Agreement is terminated pursuant to Section 6.2(c)(iv)
                                                              ------------------
         hereof, in exchange for the assumption by Metroplex of all indebtedness and obligations of Texas Sub under the DVIFS Loan Agreement, Texas Sub agrees to take all reasonable and necessary steps to transfer the Metroplex Assets to Metroplex. In addition, Texas Sub shall (i) take all steps requested by Metroplex reasonably necessary to assign to Metroplex Texas Sub's interest and obligations under all Clinic real estate leases and other Clinic contracts which Texas Sub is a party and
         (ii) assign to Metroplex Texas Sub's rights and obligations under the employment agreements of those employees employed by Metroplex prior to the Effective Date and subsequently employed by Texas Sub.

Section 7.    Representations and Warranties of the Parties.

        7.1 Metroplex. Metroplex hereby represents and warrants to Texas Sub, as of the Effective Date, as follows:

              (a) Organization and Good Standing. Metroplex is a limited
                  ------------------------------
        liability partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Metroplex has all necessary power to own all of it properties and assets and to carry on its business as now being conducted.

              (b) No Violations. Metroplex has the partnership authority to
                  -------------
        execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its partnership agreement or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the partnership agreement of Metroplex or any provisions of or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Metroplex is a party, or by which it is bound. This Agreement has been duly executed and delivered by Metroplex and constitutes the legal, valid and binding obligation of Metroplex, enforceable in accordance with its terms.

              (c) Financial Information. Metroplex has hereto furnished
                  ---------------------
        Texas Sub with complete copies of financial records pursuant to the Purchase Agreement about the Clinic which records are true and correct in all material respects and are reflective of the financial results experienced by the Clinic for the periods addressed in such records.

        7.2 Texas Sub. Texas Sub hereby represents to Metroplex, as of June 16, 1997, as follows:

              (a) Organization and Good Standing. Texas Sub is a limited
                  ------------------------------
        liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Texas Sub has all necessary power to own all of it properties and assets and to carry on its business as now being conducted.

              (b) No Violations. Texas Sub has the authority to execute, deliver
                  -------------
        and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its articles of organization, regulations or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the receipt of the noted corporate approvals, the consummation of the transactions contemplated hereby, will not, violate any provisions of the articles of organization or regulations of Texas Sub, or any provisions of or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Texas Sub is a party, or by which it is bound. This Agreement has been duly executed and delivered by Texas Sub and constitutes the legal, valid and binding obligation of Texas Sub, enforceable in accordance with its terms.

Section 8.    Insurance.

        8.1 Insurance to be Maintained by Metroplex. Metroplex shall provide, or arrange for the provision of, and maintain throughout the entire term of this Agreement, professional liability insurance coverage on Metroplex and each of the Metroplex Providers, in the minimum amount of $2,000,000 per occurrence and $5,000,000 annual aggregate. Metroplex shall provide to Texas Sub written documentation evidencing such insurance coverage. Metroplex shall, at its sole cost and expense, pay the premium costs of all such professional liability insurance coverage during the term of this Agreement. Metroplex reserves the right, however, to present to Texas Sub a plan whereby Metroplex would operate without professional liability coverage or with reduced liability limits if in Metroplex's reasonable business judgment it would be more economically sound to do so. Implementation of such plan would be subject to the consent of Texas Sub, which consent shall not be withheld unreasonably. Metroplex shall provide, or shall arrange for the provision of, and shall maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on Metroplex and each of its employees, independent contractors and agents, including, but not limited to, all Physician Owners and other Metroplex Providers, in the amounts required by law. Metroplex shall provide to Texas Sub written documentation evidencing such insurance coverage. Metroplex shall, at its sole cost and expense, pay the premium costs of all such workers' compensation insurance coverage.

        8.2 Insurance to be Maintained by Texas Sub. Texas Sub shall provide, or shall arrange for the provision of, and maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on Texas Sub and each of its employees and agents performing services under this Agreement in the amounts required by law, general liability and hazard insurance for the Medical Offices in coverage amounts and with carriers acceptable to Metroplex and the lienholder, naming Metroplex and the lienholder as additional insureds, and professional liability insurance with respect to the Metroplex Assets (as such term is defined in the Purchase Agreement) and all employees and agents of Texas Sub performing services under this Agreement, in the minimum amount of $2,000,000 per occurrence and $5,000,000 annual aggregate. Texas Sub shall, at its sole cost and expense, pay the premium costs of all such workers' compensation and insurance coverage. Texas Sub shall provide to Metroplex written documentation evidencing such insurance coverage.

        8.3 Key Man Insurance. Metroplex agrees, and shall cause the Metroplex Providers to agree, that Texas Sub may obtain, at its sole expense and for its sole benefit, "key man" life insurance policies on any or all Metroplex Providers. Premiums for "key man" life insurance shall not be considered as a Clinic Expense. Neither Metroplex nor any Metroplex Provider shall have any right, title or interest in or to the proceeds of any such insurance policies. Metroplex shall cause its Metroplex Providers to cooperate with Texas Sub, as reasonably requested by Texas Sub from time to time, in obtaining any such insurance policies, including, but not limited to, causing such Metroplex Providers to submit to such physical examinations and providing such information relating to insurability as Texas Sub may reasonably request from time to time. Upon the termination of this Agreement each physician shall have the right to purchase the policy maintained on his life at the time of termination of the Agreement, if any, with the purchase price to be in an amount equal to the cash surrender value of the policy, if any, and any prepaid premiums. The foregoing notwithstanding, Texas Sub shall not be obligated to obtain or maintain such insurance and Texas Sub may at its discretion maintain any such insurance as term insurance or in any form it determines. If Texas Sub obtains such "key man" life insurance it shall do so in a manner that does not affect any Physician Owner's ability to obtain (or Metroplex's ability to maintain its policies in effect on the date hereof insuring the lives of Physician Owners) life insurance on his or her own life. All information with respect to a Physician Owner obtained by Texas Sub in connection with obtaining such insurance shall be kept confidential by Texas Sub (except as necessary to obtain the insurance).

Section 9.    Rights Regarding Metroplex.

         Metroplex will no later than the Effective Date amend its partnership agreement to provide that no partner may directly or indirectly sell or transfer its, his or her partnership interest in Metroplex as part of a sale or other transfer of his practice to any person or entity, other than a physician who is purchasing such partnership interest either directly or through a professional association or other similar entity in connection with an affiliation with Metroplex such that the purchasing physician shall after the purchase provide professional medical services as a Metroplex Employee. In addition, in the event there is a sale, transfer or other disposition of all or substantially all of the assets or business of Metroplex (including a sale of all or substantially all of the partnership interests of Metroplex) Texas Sub or an assignee will have a right of first offer (to the extent legally permissible) to purchase the assets, business or partnership interests. This right of first offer for the benefit of the Texas Sub or an assignee shall be effective during the term of this Agreement and for a six month period thereafter. If during such period Metroplex desires to sell its assets, business or partnership interests, Metroplex shall furnish Texas Sub a bona fide written offer to sell its assets, partnership interests or business, which offer shall remain open for a period of thirty days. If Texas Sub or an assignee does not accept such offer, Metroplex can sell its assets, partnership interests or business on substantially the same terms and conditions as were set forth in said offer to Texas Sub (except the purchase price may be as low as 95% of the purchase price set forth in the offer), provided that such sale is consummated within 180 days after the offer is rejected by Texas Sub. In the event Metroplex receives an offer for less than 95% of the purchase price set forth in the offer to Texas Sub which Metroplex desires to accept (the "Third Party Offer"), Metroplex shall offer Texas Sub or an assignee the opportunity to consummate a transaction on the same terms and conditions as the Third Party Offer, provided that the purchase price to Texas Sub or an assignee shall be an amount equal to the purchase price in the Third Party Offer plus an amount equal to one-half of the difference between the purchase price set forth in the Third Party Offer and the original offer to Texas Sub.

Section 10.   Managed Care Contracting.

        With the approval of the majority of the members of the Clinic
Committee that are designees of Metroplex, Metroplex shall participate with those payors that Texas Sub or Texas Sub's affiliates participate with and shall in any event accept Medicare and Medicaid patients. Metroplex shall permit Texas Sub to use Metroplex's name in seeking third-party payor contracts, and Texas Sub shall be permitted to identify the physicians.

        Through an overall Texas Sub managed care contracting strategy, Metroplex, other Texas Sub affiliated physicians and Texas Sub will develop proposals to payors. These proposals shall be developed in part utilizing criteria that will be developed by Metroplex and Texas Sub and other affiliated physicians. The criteria will require that Metroplex, Texas Sub and the other affiliated physicians provide services at competitive rates. The criteria will enable Texas Sub and Metroplex to compete with other providers of managed care, recognizing the need for both Metroplex and Texas Sub to increase the number of patients within managed care programs for which Metroplex provides services. The criteria are intended to enable all parties to act in a unified manner, consistent with all applicable legal requirements, and may include bundled billing, capitated contracts and the like.

        In the marketplace, Metroplex will identify itself as affiliated with Texas Sub. Metroplex will not permit any healthcare provider to use its name in payor contracting or marketing efforts without the prior written consent of Texas Sub, which consent will not unreasonably be withheld, except for any third party payor contractor. Further, except as specifically provided on Schedule 11 attached hereto, Metroplex will not obtain management services or payor contracting assistance or services from any party, or amend any agreement for the provision of the same, or participate in any provider network or affiliation other than from or through Texas Sub without the prior written consent of Texas Sub, which consent will not unreasonably be withheld.

        The parties shall exert particular effort to assure that the managed care and other integration initiatives of Texas Sub are successful, it being the mutual understanding of the parties that this Agreement is one among several physician integration initiatives of Texas Sub, and Metroplex shall act in a collaborative fashion in these other initiatives.

Section 11.   Practice Growth and Locations.

        As patient demand for services increases, new physicians will be identified and recruited by Metroplex. At the request of Metroplex, Texas Sub shall perform administrative services relating to the recruitment of physicians for Metroplex. Metroplex shall determine the need for additional physicians, in consultation with Texas Sub. It shall be the responsibility of Metroplex to interview and select physicians for Metroplex. No physicians shall be considered employees of Texas Sub. Any expenses incurred in the recruitment of physicians shall be treated as Clinic Expenses only to the extent, if any, that such expenses have been approved and budgeted by Texas Sub after discussion and consultation through the Clinic Committee. Metroplex will be solely responsible for establishing any recruited physician's compensation and other terms of employment. The compensation for any recruited physician shall not constitute a Clinic Expense, but shall constitute a portion of Metroplex Receipts as adjusted pursuant to the third paragraph of this Section 12.

        It is the intent of Texas Sub to assist Metroplex in expanding its capacity to provide hematology and oncological and related services, all toward the aim of expanding the overall capacity of Texas Sub to deliver care in a managed care environment, utilizing Metroplex as part of an integrated network of physicians to deliver the care to enrollees of managed care plans and to others.

        The parties acknowledge that the initial level of Metroplex Receipts was based on (i) the desire of Texas Sub, Metroplex and the Physician Owners to maintain for the initial five years of the term of this Agreement compensation for each Physician Owner at $425,000 per annum plus benefits similar to those paid on a historic basis and (ii) historic levels of the other expenses that constitute a component of Metroplex Receipts. The parties agree that the amount to be retained from Collections by Metroplex as Metroplex Receipts will be changed to reflect any of the following events: (i) additions of salary payments and benefits payable to additional Physician Owners who are hired or become affiliated with Metroplex upon consultation with the Clinic Committee or deletions of salary payments or benefits to departing Physician Owners, (ii) additions, changes or deletions of salary, benefits or compensation payments to Metroplex Providers who are hired upon consultation with the Clinic Committee other than Physician Owners, (iii) changes in the debt payments payable by Metroplex listed on Schedule 1(p) hereto (including any changes as a result of any negotiated or contractually required acceleration provisions contained in the documents governing such debt payments; provided that any negotiated changes to the acceleration provisions shall require the prior consent of Texas Sub, such consent not to be unreasonably withheld), (iv) increases in insurance or other expenses that constitute a component of Metroplex Receipts, evidence of which is established to the reasonable satisfaction of Texas Sub, (v) adjustments on the fifth year anniversary of this Agreement and on each annual anniversary thereafter in salary of and benefits of Physician Owners as agreed to between Metroplex, Texas Sub and the Physician Owners, and (vi) such other events as Texas Sub, Metroplex and the Physician Owners agree justify a modification of Metroplex Receipts in keeping with the intent of the parties as expressed in the first sentence of this paragraph. Any changes in the amount of Metroplex Receipts will take effect with the next monthly payment due following the change; provided that the Metroplex Receipts amount for that month shall include any prorated portion of the required payments that may be due. In the event that the parties cannot agree on an appropriate adjustment, the matter shall first be referred to the Clinic Committee. If the Clinic Committee is not able to resolve the disagreement within 30 days after the date that the disagreement is referred to the Clinic Committee, the matter shall be referred to mediation and, if necessary, arbitration in accordance with the provisions of
Section 16.15 hereof.

Section 12.   Assignment.

        PHC or Texas Sub shall have the right to assign its rights hereunder to any affiliate of PHC or Texas Sub and to any lending institution, for security purposes or as collateral, from which PHC or Texas Sub obtains financing. Metroplex acknowledges that Texas Sub intends to collaterally assign its rights hereunder, and its security interest in the Accounts hereunder, to DVIBC and DVIFS as security for the DVI Purchase Loans, and Metroplex hereby consents to such assignment. Except as set forth in this Section 12 and Section 3.16 above, the parties hereby agree that this Agreement shall not be assigned or transferred by either party without the prior written consent of the other; provided, however, that upon the prior written consent of PHC, such consent not to be unreasonably withheld, Metroplex may assign this Agreement in connection with a reorganization of its business structure which reorganization involves only the equity holders of Metroplex, its Physician Owners and any other Metroplex Providers at the time of the reorganization and does not involve non-physicians as equity holders. For these purposes, "affiliate" means, with respect to either party (i) any person or entity who, on any relevant date, is an officer, director, manager, shareholder, partner, member or equity owner of any entity that is a party; (ii) any ancestor, descendant, sibling, spouse, or spousal sibling of any individual person referred to in clause (i) above; (iii) any trust established for the benefit of any individual or one or more of the persons referred to in clauses (i) or (ii) above; and (iv) any entity, which directly or indirectly, is controlled by any party or one or more other persons referred to in clauses (i) or (ii) above.

Section 13.   Compliance with Regulations.

        13.1 Practice of Medicine. The parties hereto acknowledge that Texas Sub is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service herein required of Texas Sub should be construed or deemed to constitute the practice of medicine, the performance of said act or service by Texas Sub shall be deemed waived and forever unenforceable. The preceding sentence shall not operate to release Texas Sub from its obligation to pay any sums due hereunder.

        13.2 Subcontracts. Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four years after termination of this Agreement, each party shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services under this Agreement. Each party further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of $10,000 or more over a 12-month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which either party may be entitled under law or regulation.

Section 14.   Independent Relationship.

        14.1 Independent Contractor Status. Texas Sub and Metroplex intend to act and perform as independent contractors. It is acknowledged and agreed that Metroplex and Texas Sub are at all times acting and performing hereunder as independent contractors. Texas Sub shall neither have nor exercise any control or direction over the methods by which Metroplex, the Physician Owners and other Metroplex Providers practice medicine. The sole function of Texas Sub hereunder is to provide all Management Services in a competent, efficient and satisfactory manner. Texas Sub shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of Metroplex unless otherwise specifically provided for under the terms of this Agreement or any other written agreement between the parties. Neither party shall have any liability whatsoever to the other for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of the other. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

        14.2 Referral Arrangements. The parties hereby acknowledge and agree that no benefits to Metroplex hereunder require nor are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Texas Sub or any of its affiliates, to any patients of Metroplex, or the Metroplex Providers.

Section 15.   Confidential Information.

         At no time during the term of this Agreement or after the date that this Agreement shall terminate shall either party, and in the case of Metroplex, its Physician Owners, or any of their respective employees or agents disclose to anyone any confidential or secret information concerning (a) the business, affairs or operations, (b) any trade secrets, new product developments, special or unique processes or methods, or (c) any marketing, sales, advertising or other concepts or plans, of the other or any of its parents, subsidiaries or affiliates. Each party hereby acknowledges that in the event that it or any of its shareholders, employees or agents engage in activities within the limitations of this Section 15, money damages shall be an inadequate remedy, and each party agrees that the other shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the other's obligations hereunder. The covenants contained in this Section 15 shall not apply to any information which (i) was already known to a party at the time of receipt thereof, (ii) was readily available to the general public at the time of receipt thereof, (iii) subsequently becomes known to the general public through no fault or omission on the part of such party, (iv) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, or (v) is required to be disclosed by law or governmental agency.

Section 16.   Miscellaneous.

        16.1 Notices. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or sent by overnight express, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

                  If to Metroplex:

                           Metroplex Hematology/Oncology Associates, L.L.P. c/o Alfred DiStefano, M.D.
                           Arlington Cancer Center
                           906 West Randol Mill Road
                           Arlington, Texas 76012

                  with a copy to:

                           Michael Malone, Esq.
                           Vinson & Elkins LLP
                           2001 Ross Avenue
                           3700 Trammell Crow Center
                           Dallas, Texas 75201

                  If to Texas Sub:

                           c/o Physician Health Corporation
                           990 Hammond Street, Suite 300
                           Atlanta, Georgia 30328
                           Attn:  Tom Rodgers

                  with a copy to:

                           James S. Ryan, III
                           Jackson & Walker, L.L.P.
                           901 Main Street, Suite 6000
                           Dallas, Texas 75202

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

        16.2 Additional Acts. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        16.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas, applied without giving effect to any conflicts-of-law principles.

        16.4 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

        16.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof;

and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        16.6 Changes in Law. In the event of any changes in any Federal, state or local laws, rules, regulations or interpretations of the same, at any time during the term of this Agreement, that makes all or any part of this Agreement illegal or either party reasonably determines based upon the advice of counsel that all or any part of this Agreement is illegal, then the parties shall negotiate in good faith to amend this Agreement in a manner consistent with applicable law. If the parties cannot reach agreement on such amendment by the earlier of: (i) 90 days from the announced date of such change or a party's conclusion about the legality of this Agreement, or (ii) 60 days prior to the effective date of such law, rule, regulation or interpretation, then this Agreement shall be submitted to mediation and arbitration, in accordance with
Section 16.15 hereof, to amend this Agreement as necessary and as legally permissible to preserve the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to either party.

        16.7 Integration and Modifications. This instrument contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the management arrangement contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the parties hereto.

        16.8 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by Texas Sub solely as a convenience and that all parties and their counsel have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

        16.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

        16.10 Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors and assigns.

        16.11 Costs of Enforcement. In the event that either party files suit in any court against the other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

        16.12 Relationship of Parties. This Agreement is not to be construed as creating a partnership, joint venture or similar relationship between the parties hereto.

        16.13 Third Party Beneficiary. This Agreement shall inure to the benefit of the parties hereto and their successors-in-interest by virtue of an assignment which is not prohibited hereunder and shall not be for the benefit of any third party. This Agreement is not entered into for the benefit of any other person or entity whatsoever, including, without limitation, employees or patients of the parties, or their representatives. Without limiting the generality of the foregoing, this Agreement shall not be construed as establishing any obligation, duty or standard of care, or practice different from, or in addition to, whatever obligations, duties or practices exist separate and apart from this Agreement with respect to any person not a party to this Agreement.

        16.14 Certain Signatories. The parties agree that the undersigned Metroplex Providers are parties to this Agreement for the sole purpose of signifying their consent to Section 3.5(e) and Section 16 of this Agreement and
                                               ----------
that PHC is a party hereto solely for the purpose of signifying its assent to
Section 3.19 of this Agreement.
------------

        16.15 Arbitration and Mediation.

              (a)  Mediation:

                   (i) Agreement to Use Procedure: Except for any action brought by Texas Sub to enforce the restrictive covenants contained in Section 4.7 above, the parties agree to utilize the following procedure with regard to any contention or claim arising out of or relating to this Agreement, (a "Dispute").

                   (ii) Initiation of Procedure: The initiating party shall give written notice to the other part, describing the nature of the Dispute, its claim for relief and identifying one or more individuals with authority to resolve the Dispute on such party's behalf. The other party shall have five (5) business days from receipt of such notice within which to designate in writing one or more individuals with authority to resolve the Dispute on such party's behalf.

                   (iii) Selection of Mediator: Within ten (10) business days from the date of designation by the noninitiating party, the parties shall make a good faith effort to select a person to mediate the Dispute. If no mediator has been selected under this procedure, the parties shall jointly request a State or Federal District Judge of their choosing (or if they cannot agree, the President of the Dallas Association) to supply within ten (10) business days a list of potential qualified attorney-mediators in Dallas, Texas. Within five (5) business days of receipt of the list, the parties shall rank the proposed mediators in numerical order of preference, simultaneously exchange such list, and select as the mediator the individual receiving the highest combined ranking. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they select a mediator.

                   (iv) Time and Place for Mediation; Parties Represented: In consultation with the mediator selected, the parties shall promptly designate a mutually convenient time in Dallas, Texas for the mediation, such time to be no later than sixty (60) days after selection of the mediator. In the mediation, each party shall be represented by persons with authority and discretion to negotiate a resolution of the Dispute, and may be represented by counsel.

                   (v) Conduct of Mediation: The mediator shall determine the format for the meetings and the mediation sessions shall be private. The mediator will keep confidential all information learned in private caucus with any party unless specifically authorized by such party to make disclosure of the information to the other party. The parties agree that the mediation shall be governed by the provisions of Chapter 154 of the Tex. Civ. Prac. & Rem. Code and such other rules as the mediator shall reasonably prescribe.

                   (vi) Fees of Mediator; Disqualification: The reasonable fees and expenses of the mediator shall be shared equally by the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the Dispute and any related matters.

                   (vii) Confidentiality: Mediation is a compromise negotiation for purposes of Federal and State Rules of Evidence and constitutes privileged communication under Texas law. The entire mediation process is confidential, and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any level proceeding for any purpose.

              (b) Binding Arbitration: If any dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the Dispute by mediation as set forth in Section 16.15(a) above, before resorting to arbitration. Thereafter, any Dispute shall be settled solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction thereof. The parties agree to execute a complete written Arbitration Agreement (requiring binding arbitration and setting forth in detail procedures for arbitration) within ten (10) days of the close of any unsuccessful mediation proceeding. The parties agree that, except for any action brought by Texas Sub to enforce the restrictive covenants contained in Section 4.7 above, the arbitrator(s) shall be instructed that the arbitration award related to any breach of this Agreement shall be monetary and limited to the lost income suffered by the non-breaching party or parties as the result of the breach, without giving effect to consequential or punitive damages. If the parties cannot agree on a binding Arbitration Agreement, such agreement shall, within 20 days of the close of the unsuccessful mediation proceedings, be prepared and submitted to each party by the mediator and such agreement in the form submitted by the mediator shall be binding on both parties as to all arbitration procedures.

              (c)  Breach of Mediation and/or Arbitration Provisions.

                   (i) Enforcement: In the event any party shall breach the terms of Section 16.15(a) or (b) above regarding mediation and arbitration, the parties agree the following shall occur:

                        (A) The non-breaching party may, no earlier than five
                   (5) days after written notice to the breaching party, apply to a court of competent jurisdiction for specific enforcement of the mediation and arbitration procedures set forth herein;

                        (B) The breaching party shall pay all costs and expenses
                   of such breach to the non-breaching party, including attorney's fees, travel expenses and mediator fees;

                        (C) Upon a judicial determination of a material breach,
                   the breaching party hereby waives and relinquishes all claims of treble, punitive damages or similar damages or claims of irreparable harm concerning the Dispute in question, and further waives all objections to the non-breaching party's claim of treble, punitive or similar damages or claims of irreparable harm concerning said Dispute; and

                        (D) The breaching party shall pay all other actual and
                   special damages to the non-breaching parties that result from such breach.

                   (ii) Other Damages: In addition to the agreed consequences of breach set out above, the parties hereby agree any court obtaining jurisdiction over the involved Dispute shall, upon the court's discretion, have the authority to impose the consequences set out in the Rules of Civil Procedure of that court, for the failure of a party to cooperate in discovery and pretrial matters, including, but no limited to, the striking of a party's pleadings, award of attorney's fees and costs, and such other remedies as the court may deem appropriate. The remedies set forth in this subparagraph are in addition to the court's contempt and other judicial powers.

         IN WITNESS WHEREOF, Metroplex and Texas Sub have duly executed this Agreement on the day and year first above written.

                                       METROPLEX HEMATOLOGY/ONCOLOGY
                                       ASSOCIATES, L.L.P.
                                       a Texas limited liability partnership


                                       /s/ Alfred DiStefano, M.D., P.A.
                                       ---------------------------------------
                                       Authorized Partner
                                       Managing Partner and President

                                       MHOA Texas I, L.L.C.
                                       a Texas limited liability company

                                       By: /s/ Sarah C. Garvin
                                          ------------------------------------
                                           Sarah C. Garvin, President

                                       PHYSICIANS:

                                       /s/ Alfred DiStefano,M.D.
                                       ---------------------------------------
                                       Alfred DiStefano, M.D.

                                       /s/ George Blumenschein, M.D.
                                       ---------------------------------------
                                       George Blumenschein, M.D.

                                       /s/ Barry Firstenberg, D.O.
                                       ---------------------------------------
                                       Barry Firstenberg, D.O.

                                       /s/ John W. Adams, D.O.
                                       ---------------------------------------
                                       John W. Adams, D.O.

                                       /s/ Joshua Rettig, M.D.
                                       ---------------------------------------
                                       Joshua Rettig, M.D.

                                       /s/ Karel Dicke, M.D.
                                       ---------------------------------------
                                       Karel Dicke, M.D.

                                       /s/ Jess B. Caderao, M.D.
                                       -----------------------------------------
                                       Jess B. Caderao, M.D.

                                       PHYSICIANS PROFESSIONAL
                                       ASSOCIATIONS:

                                       Alfred DiStefano, M.D., P.A.

                                       By: /s/ Alfred DiStefano, M.D., P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       George Blumenschein, M.D., P.A.

                                       By: /s/ George Blumenschein, M.D.,P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       Barry Firstenberg, D.O., P.A.

                                       By: /s/ Barry Firstenberg, D.O., P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       John W. Adams, D.O., P.A.

                                       By: /s/ John W. Adams, D.O., P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       Joshua Rettig, M.D., P.A.

                                       By: /s/ Joshua Rettig, M.D., P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       Karel Dicke, M.D., P.A.

                                       By: /s/ Karel Dicke, M.D., P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       Caderao Radiation Oncology, P.A.

                                       By: /s/ Jess B. Caderao, P.A.
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

                                       PHYSICIAN HEALTH CORPORATION
                                       A Delaware corporation

                                       By: /s/ Sarah C. Garvin
                                           -------------------------------------
                                           Sarah C. Garvin, President